UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CORPORATE OFFICE PROPERTIES TRUST
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6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046-2104
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

To:	Our Shareholders

From:	Randall M. Griffin

Subject:	Invitation to the Corporate Office Properties Trust 2009 Annual Meeting of Shareholders

You are cordially invited to attend our 2009 Annual Meeting of Shareholders to be held at 9:30 a.m. on May 14, 2009 at our corporate headquarters, which is located at 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046.

At this year’s meeting, you will be asked to vote on the election of nine members of our Board of Trustees and the ratification of PricewaterhouseCoopers LLP’s appointment as our independent registered public accounting firm for the current fiscal year.

Attached you will find a notice of meeting and proxy statement that contain further information about these items and the meeting itself, including the different methods you can use to vote your proxy.  Also enclosed are your proxy card and our 2008 Annual Report.

In addition to the formal business to be transacted, we will make a presentation regarding our accomplishments in 2008 and other recent developments.  You will also have the opportunity at this meeting to ask questions and make comments.

I hope to see you at the meeting.

Randall M. Griffin
President and Chief Executive Officer

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046-2104
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

April 2, 2009

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 14, 2009
Time:	9:30 a.m.
Place:	Corporate Office Properties Trust
6711 Columbia Gateway Drive
Suite 300
Columbia, Maryland 21046

We will hold our 2009 Annual Meeting of Shareholders on May 14, 2009 at 9:30 a.m. at our corporate headquarters.  During the Annual Meeting, we will consider and take action on the following proposals to:

1.               Elect nine Trustees;

2.               Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

3.               Transact any other business properly brought before the Annual Meeting.

You may vote at the meeting if you were a shareholder of record at the close of business on March 16, 2009.

By order of the Board of Trustees,

Karen M. Singer
Senior Vice President, General Counsel and Secretary

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed, beginning on or about April 2, 2009, to owners of common shares of beneficial interest (“common shares”) of Corporate Office Properties Trust (the “Company”) in connection with the solicitation of proxies by the Board of Trustees for our 2009 Annual Meeting of Shareholders.  This proxy procedure is being used to permit all holders of the common shares of Corporate Office Properties Trust to vote since many may be unable to attend the Annual Meeting in person.  The Board of Trustees encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.  Corporate Office Properties Trust’s mailing address is 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046.  Corporate Office Properties Trust’s Internet address is www.copt.com.  The information on our Internet site is not part of this proxy statement.

General Information

The questions and answers set forth below provide general information regarding this proxy statement and our 2009 Annual Meeting of Shareholders.

When are our Annual Report to Shareholders and this proxy statement first being sent to shareholders?

Our Annual Report to Shareholders and this proxy statement are first being sent to shareholders beginning on or about April 2, 2009.

What will shareholders be voting on at the Annual Meeting?

1.               The election of Trustees.

2.               The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

3.               Any other business that properly comes before the Annual Meeting for a vote.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

Common shareholders of record at the close of business on March 16, 2009 may vote at the Annual Meeting.  Each share has one vote.  There were 54,366,547 common shares outstanding on March 16, 2009.

How do I vote?

You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares.  Since many of our shareholders are unable to attend the Annual Meeting in person, we send proxy cards to all of our shareholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf.  If you vote by telephone, Internet or mail using the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

How do I vote using my proxy card?

You can vote using the proxy card in one of three ways:

1.               By telephone.  To vote by telephone, call the toll free number listed on your proxy card.  You will need to follow the instructions on your proxy card and the prompts from the telephone voting system.

2.               By Internet.  To vote using the Internet, go to the website listed on your proxy card.  You will need to follow the instructions on your proxy card and the website.

3.               By mail.  To vote by mail, simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

If you vote by telephone or by Internet, you should not return your proxy card.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

If I vote using my proxy card, who am I designating as my proxy?

You will be designating Randall M. Griffin, our President and Chief Executive Officer, and Roger A. Waesche, Jr., our Executive Vice President and Chief Operating Officer, as your proxies.  They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card.  If you complete and return your proxy card but do not indicate your vote on business matters, your proxy will vote as follows:

•                  “FOR” each of the nominees for Trustee listed in Proposal 1; and

•                  “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so.  However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I revoke my proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•                  Notifying our Senior Vice President, General Counsel and Secretary, Karen M. Singer, in writing at our mailing address set forth on the first page of this proxy statement, that you are revoking your proxy;

•                  Executing a later dated proxy card; or

•                  Attending and voting by ballot at the Annual Meeting.

Who will count the votes?

An officer of Corporate Office Properties Trust will act as the inspector of election and will count the votes.

What constitutes a quorum?

As of March 16, 2009, Corporate Office Properties Trust had 54,366,547 common shares outstanding.  A majority of the outstanding shares present or represented by proxy constitutes a quorum.  If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote.  If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date not more than 120 days after March 16, 2009 until a quorum is present.

How will my vote be counted?

With respect to Proposal 1, the election of Trustees, votes may be cast in favor of or withheld from each nominee.

With respect to Proposal 2, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year:

•                  you may abstain and your abstention will have no effect on the outcome of the vote; and

•                  because this is a “routine matter” as defined by the rules of the New York Stock Exchange, we believe that if you hold your shares through a broker in “street” name and you do not give instructions to your broker to vote your shares with respect to Proposal 2, your broker may nevertheless vote your shares with respect to the proposal.  Even if your broker does not do so, your broker’s failure to vote your shares will have no effect on the outcome of the vote, as no vote will have been cast with respect to your shares.

What percentage of our common shares do the Trustees and executive officers own?

Our Trustees and executive officers owned 1.9% of our outstanding common shares as of March 16, 2009.  Our Trustees and executive officers beneficially owned in the aggregate approximately 10.8% of our common shares as of March 16, 2009 (see the discussion under the heading “Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners” for more details).

What vote is required to elect Trustees?

Trustees are elected by a plurality of the votes, which means that the nominees with the most votes in favor are elected.

What vote is required on other matters?

In general, a majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by the Company’s Declaration of Trust.  For Proposal 2, a majority of the votes cast on the proposal will be required to approve the proposal.  See “How Will My Vote Be Counted” for more detail on the treatment of abstentions and “broker non-votes” on Proposal 2.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

Our Board of Trustees is soliciting your proxy.  The solicitation process is being conducted primarily by mail.  However, proxies may also be solicited in person, by telephone or facsimile.  Wells Fargo Bank, N.A., our transfer agent, will be assisting us for a fee of approximately $3,000, plus out-of-pocket expenses.  We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 14, 2009

The proxy statement and our 2008 annual report to shareholders are available at www.copt.com under “Investor Relations,” under the subheading “Annual Meeting and Proxy Materials.”

When are shareholder proposals and Trustee nominations for our 2010 Annual Meeting due?

In accordance with our bylaws, notice relating to nominations for Trustees or proposed business to be considered at the 2010 Annual Meeting must be given no earlier than February 13, 2010 and no later than March 15, 2010.  These requirements do not affect the deadline for submitting shareholder proposals for inclusion in the proxy statement for the 2010 Annual Meeting (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at that meeting.

When are shareholder proposals intended to be included in the proxy statement for the 2010 Annual Meeting due?

Shareholders who wish to include proposals in the proxy statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission.  Shareholder proposals for the 2010 Annual Meeting must be submitted in writing by December 3, 2009.  In addition, shareholders may wish to have a proposal presented at the 2010 Annual Meeting but not to have such proposal included in the proxy statement for the 2010 Annual Meeting.  Pursuant to our bylaws, notice of any such proposal must be received by us between February 13, 2010 and March 15, 2010.  If it is not received during this period, such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal.

Any shareholder proposals must be submitted to Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement.  You should submit any proposal by a method that permits you to prove the date of delivery to us.

How can interested parties send communications to the Board of Trustees?

Any interested parties who wish to communicate with the members of our Board of Trustees may communicate with the independent Trustees or the chairperson of any of the committees of the Board of Trustees by e-mail or regular mail. Communications by e-mail should be sent to karen.singer@copt.com.  Communications by regular mail should be sent to the attention of the Chairperson, Audit Committee; Chairperson, Compensation Committee; Chairperson, Nominating and Corporate Governance Committee; Chairperson, Investment Committee; or to the independent Trustees as a group to the Independent Trustees.  In each case, the communication should be sent care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement.

All communications received in accordance with this process will be reviewed by management to determine whether the communication requires immediate action.  Management will pass on all communications received, or a summary of such communications, to the appropriate Trustee or Trustees.  However, management reserves the right to disregard any communication that it determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business or is similarly inappropriate, and has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

How can interested parties obtain information regarding our Corporate Governance Guidelines?

Our Board of Trustees has adopted Corporate Governance Guidelines to set forth our policies concerning overall governance practices.  These Guidelines can be found in the investor relations section of our Internet website in the subsection entitled “Corporate Governance.”  Our Internet website address is www.copt.com.  Our Corporate Governance Guidelines are also available in print to any shareholder upon request.  To the extent modifications are made to our Corporate Governance Guidelines, such modifications will be reflected on our Internet website.

Proposal 1 — Election of Trustees

Our By-laws provide for the annual election of Trustees at the Annual Meeting of Shareholders.  Our Board of Trustees, at the recommendation of the Nominating and Corporate Governance Committee of the Board of Trustees, has nominated all Trustees for re-election at the Annual Meeting.  All nominees have agreed to serve a one-year term.

Jay H. Shidler, age 62, has been Chairman of our Board of Trustees since October 1997.  Mr. Shidler is the founder and Managing Partner of The Shidler Group, a national real estate investment firm.  Since forming The Shidler Group in 1972, Mr. Shidler and his affiliates have acquired and managed over 2,000 properties in 40 states and Canada.  Mr. Shidler has founded, and been the initial investor in, numerous public and private companies, including the following three other public real estate investment trusts: TriNet Corporate Realty Trust, Inc. (formerly NYSE: TRI), now part of iStar Financial; First Industrial Realty Trust, Inc. (NYSE: FR), for which he served as Chairman of the Board of Directors from 1993 through January 2009; and Pacific Office Properties Trust, Inc. (NYSE: PCE), for which he serves as Chairman of the Board of Directors.  From 1998 through 2005, Mr. Shidler also served as a director of Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda company of which Mr. Shidler is a founder.

Clay W. Hamlin, III, age 64, has been a member of our Board of Trustees since 1997 and was appointed Vice Chairman effective April 1, 2005.  He was our Chief Executive Officer from October 1997 until his retirement on April 1, 2005.  From May 1989 until joining us, Mr. Hamlin was the Managing Partner of The Shidler Group’s Mid-Atlantic region, where he supervised the acquisition, management and leasing of over four million square feet of commercial property.  He has been active in the real estate business for over 30 years.  Mr. Hamlin is a founding shareholder of First Industrial Realty Trust, Inc. and also serves as a Director/Trustee of TractManager, Inc. and the National Prostate Cancer Coalition.

Thomas F. Brady, age 59, has been a member of our Board of Trustees since January 2002.  Mr. Brady is Chairman of the Board of Directors of Baltimore Gas & Electric Company and an Executive Vice President at Constellation Energy Group (“CEG”).  At CEG, he has responsibility for corporate strategy, governmental affairs, corporate communications and branding.  He assumed this position in 1999.  Prior to 1999, Mr. Brady held various executive officer positions at Baltimore Gas & Electric Company, including Vice President and Chief Accounting Officer.  Mr. Brady also serves as a Trustee/Director of the Maryland Chamber of Commerce and Stevenson University.

Robert L. Denton, age 56, has been a member of our Board of Trustees since May 1999.  Mr. Denton joined The Shidler Group in 1994 and is currently a Managing Partner and the resident principal in its New York office.  Mr. Denton is responsible for directing the implementation of The Shidler Group’s new investment vehicles.  From 1991 to 1994, Mr. Denton was a Managing Director with Providence Capital, Inc., an investment-banking firm that he co-founded.  Mr. Denton is a member of the Board of Directors of Pacific Office Properties Trust, Inc.

Douglas M. Firstenberg, age 48, has been a member of our Board of Trustees since February 2007.  Mr. Firstenberg is a founding principal of Stonebridge Associates, Inc., a real estate development and advisory firm created in 1993, where he focuses on strategic planning and development projects with a primary role in major transaction negotiation.  He has over 25 years of real estate investment and development experience, including construction and land development of in excess of four million square feet and more than $1.5 billion in value.  Mr. Firstenberg is a member of the Board of Directors of the Montgomery College Foundation, the Duke Club of Washington and the NoMA Business Improvement District.

Randall M. Griffin, age 64, has been a member of our Board of Trustees since February 2005.  Mr. Griffin has been our President and Chief Operating Officer since September 1998, and on April 1, 2005, he became our President and Chief Executive Officer.  Mr. Griffin previously served as President of Constellation Real Estate Group, Inc. and Constellation Real Estate, Inc. from June 1993 until September 1998.  From 1990 through March 1993, Mr. Griffin worked as Vice President-Development for EuroDisney Development in Paris, France.  From 1976 to 1990, Mr. Griffin worked for Linclay Corporation, a St. Louis-based real estate development, management and investment company, most recently as Executive Vice President and Chief Operating Officer.  He serves on the Executive Committee of the Board of Governors of The National Aquarium in Baltimore and the National Aquarium Foundation Board, the National Aquarium Society Board in Washington, D.C. and the Center for Aquatic Life and Conservation Board.  He also serves on the Board of Trustees of the Greater Washington Initiative, the Boards of Directors of the Maryland Business Roundtable for Education and BWI Business Partnership, the Board of Governors of the National Association of Real Estate Investment Trusts and the Board of Visitors of the University of Maryland, Baltimore County.

Steven D. Kesler, age 57, has been a member of our Board of Trustees since September 1998.  Since 2006, Mr. Kesler has served as Chief Financial Officer for CRP (Chesapeake Realty Partners) Operations, LLC, a private company that is actively engaged in the development of residential land and the construction and operation of commercial properties and residential rental communities.  He served as a Managing Director of The Casey Group, a regional consulting firm that helps clients find solutions to operating and financial management issues, from 2005 to 2006.  Mr. Kesler also served as the Chief Executive Officer and/or President of Constellation Investments, Inc. from 1988 and the Chief Executive Officer and President of Constellation Real Estate, Inc. and Constellation Health Services, Inc. from 1998 until his retirement in 2003; all of these entities were wholly-owned indirect subsidiaries of Constellation Energy Group.  In these roles, Mr. Kesler managed a corporate investment entity, Constellation Energy Group’s pension plan and nuclear decommissioning trust, a portfolio of real estate assets and a portfolio of assisted living facilities.  Mr. Kesler previously served as a Director on the board of Atapco, Inc., a private real estate and investment company and the board of Ace Guaranty Corporation, a financial guaranty subsidiary of Ace, Limited, a public company.

Kenneth S. Sweet, Jr., age 76, has been a member of our Board of Trustees since October 1997.  Mr. Sweet has been Managing Partner and Chairman of Gordon Stuart Associates, a venture capital investment firm, since 1996.  Mr. Sweet was Chairman of GSA Management, LLC and Managing Director of GS Capital, LP, a venture capital and real estate partnership that he founded, from 1994 to 2004.  In 1971, Mr. Sweet founded K.S. Sweet Associates, which developed and managed over one billion dollars in real estate assets.  From 1957 to 1971 he was with The Fidelity Mutual Life Insurance Company, serving as Financial Vice President and Chief Investment Officer from 1965 to 1971.  Mr. Sweet currently serves as a Trustee of the Eisenhower Fellowship and director of the National Center for the American Revolution and Chairman of its Construction Committee.  He previously served as a Director, Chairman of the Real Estate Committee and a member of the Finance Committee of Main Line Health until 2006.  He was also the Chairman of the Bryn Mawr Hospital Foundation and Chairman of Main Line Health Real Estate Investment & Partnership (a real estate partnership between The Lankenau Foundation and Main Line Health).

Kenneth D. Wethe, age 67, has been a member of our Board of Trustees since January 1990.  Since 1988, Mr. Wethe has been the owner and principal officer of Wethe & Associates, a Dallas-based firm providing independent risk management, insurance and employee benefit services to school districts and governmental agencies.  Mr. Wethe has over 27 years of experience in the group insurance and employee benefits area.  Mr. Wethe is a licensed CPA.

If any of the nominees is unable to stand for election, which we do not presently contemplate, the Board of Trustees may provide for a lesser number of Trustees or designate a substitute.  In the latter event, shares represented by proxies will be voted for a substitute nominee.

The Board of Trustees recommends a vote “FOR” each of the nominees listed in Proposal 1.

A description of Proposal 2 begins on page 46 of this proxy statement.

Our Board of Trustees

How do we determine whether our Trustees are independent?

We believe that in order for our Board of Trustees to effectively serve in its capacity, it is important, and the New York Stock Exchange mandates, that at least a majority of our Trustees be independent as defined by the applicable rules of the New York Stock Exchange. Therefore, we require that a substantial majority of the Board of Trustees be independent, as so defined. No Trustee will be considered independent unless the Board affirmatively determines that the Trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The following per se exclusions apply to the determination of Trustee independence: a Trustee will not be deemed independent until three years after the end of any of the following relationships or situations: (1) the Trustee is employed by the Company or a member of his/her immediate family is an executive officer of the Company; (2) the Trustee or a member of his/her immediate family who is an executive officer of the Company receives, in any year, more than $120,000 in direct compensation from the Company (other than Trustee and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent on continued service); (3) the Trustee is employed by or affiliated with the Company’s present or former internal auditors or outside independent registered public accounting firm serving as the Company’s auditors, or a member of the Trustee’s immediate family is a current partner of such auditors or firm, is a current employee of such auditors or such firm and personally works on the Company’s audit, or was within the past three years a partner or employee of such auditors or firm and personally worked on the Company’s audit during that time; (4) the Trustee or a member of his/her immediate family is employed as an executive officer of another entity of which any of the Company’s then-current executive officers serves on that other entity’s compensation committee; or (5) the Trustee is an executive officer or an employee, or a member of his/her immediate family is an executive officer, of another company that makes payments to or receives payments from the Company for property or services in an amount which, in any year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Are our Trustees independent of Corporate Office Properties Trust?

The Board of Trustees has determined that each of our Trustees meet the independence guidelines described above except for Clay W. Hamlin, III, our Vice Chairman of the Board of Trustees and former Chief Executive Officer, and Randall M. Griffin, our current President and Chief Executive Officer.

What is our policy regarding Trustee attendance at regularly scheduled meetings of the Board of Trustees and annual meetings of shareholders?

The Board of Trustees holds a minimum of four regularly scheduled meetings per year, including the annual meetings of the Board held in conjunction with our annual meetings of shareholders. Trustees are expected to attend all regularly scheduled meetings and to have reviewed, prior to the meetings, all written meeting materials distributed to them in advance. Trustees are expected to be physically present at all regularly scheduled meetings, and a Trustee who is unable to attend a meeting is expected to notify the Chairman of the Board of Trustees in advance of such meeting. If a Trustee attends a regularly scheduled meeting by telephone for the entire meeting, such Trustee shall be deemed to have attended the meeting for the purposes of determining whether a quorum exists and for voting purposes. However, a Trustee may not send a representative with a proxy to vote on his or her behalf if such Trustee is not able to attend a scheduled meeting, either in person or by telephone.

Trustees are expected to be present at our annual meetings of shareholders. All of our Trustees attended the 2008 Annual Meeting of Shareholders.

What is our policy regarding meetings of non-management Trustees?

The non-management Trustees of the Board meet in executive session at least one time per year without any management Trustees or any other members of the Company’s management present. The chairperson of the Nominating and Corporate Governance Committee presides at the executive sessions. The non-management Trustees may meet in executive session at any time to consider issues that they deem important to address without management present.

How are the Trustees compensated?

•                  Employee Trustees receive no compensation, other than their normal salary, for serving on the Board of Trustees or its committees.

•                  Non-employee Trustees receive the following:

•                  Fees set forth below:

Annual trustee fee	$35,000
Annual committee chairman fee
Audit	10,000
Compensation	7,000
Investment	8,500
Nominating and Corporate Governance	5,000
Board meeting fee	1,000
Committee meeting fee	1,000

•                  Reimbursement for out-of-pocket expenses, such as travel and lodging costs incurred in connection with meeting attendance; and

•                  Annual grants of options to purchase 5,000 common shares with an exercise price equal to the fair market value of the common shares on the date of grant. These options are exercisable beginning one year from the date of grant and expire ten years after the date of grant.

Effective April 1, 2005, we entered into a three-year consulting agreement with Clay W. Hamlin, III, under which he agreed to provide services commensurate with his experience with respect to matters requested from time to time that included, but were not limited to, acquisitions and strategic initiatives. Under the terms of the consulting agreement, Mr. Hamlin received a fee of $250,000 per year. During the term of the consulting agreement, we provided Mr. Hamlin with office facilities and administrative support services at an aggregate cost to us of approximately $150,000 per year. During the term of the consulting agreement, Mr. Hamlin also received a health insurance allowance of $23,520 per year, an auto allowance of $12,000 per year and an allowance for personal financial planning and income tax preparation totaling up to $8,500 per year. Mr. Hamlin’s consulting agreement expired on March 31, 2008.

The table below sets forth the total amounts of compensation earned by our non-employee Trustees during 2008.

	Fees Earned	Option	All Other
Name of Trustee	(Paid in Cash)(1)	Awards(2)	Compensation(3)	Total

Thomas F. Brady	$51,000	$40,071	$—	$91,071
Robert L. Denton	45,000	40,071	—	85,071
Douglas M. Firstenberg	52,000	40,071	—	92,071
Clay W. Hamlin, III	46,000	40,071	118,941	205,012
Steven D. Kesler	52,000	40,071	—	92,071
Jay H. Shidler	59,500	40,071	—	99,571
Kenneth S. Sweet, Jr.	50,000	40,071	—	90,071
Kenneth D. Wethe	62,000	40,071	—	102,071

(1)           This column reports the amount of cash compensation earned in 2008 for Board and committee service.

(2)           Represents expense recognized under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) relating to awards of options to purchase common shares (“options”), as adjusted to exclude the effect of reductions for estimated forfeitures related to service-based vesting conditions. See Notes 2 and 12 to our consolidated financial statements included in our Annual Report to Shareholders for the year ended December 31, 2008 for additional information regarding options, including assumptions made in determining values for the options. At December 31, 2008, the aggregate number of options to non-employee Trustees outstanding was: Mr. Brady: 35,000 options; Mr. Denton: 15,000 options; Mr. Firstenberg: 10,000 options; Mr. Hamlin: 20,000 options; Mr. Kesler: 45,000 options; Mr. Shidler: 15,000 options; Mr. Sweet: 35,000 options; and Mr. Wethe: 20,000 options. The grant-date fair value under SFAS 123(R) of options granted to the non-employee Trustees in 2008 was $8.00 per share.

(3)           Reflects compensation paid under the consulting agreement with Mr. Hamlin described above, and consists specifically of the following: $62,500 for a consulting fee; $39,061 for office facilities and administrative support; $5,880 for a health insurance allowance; $3,000 for an auto allowance; and $8,500 for an allowance for personal financial planning and income tax preparation.

What are the current committees of our Board of Trustees?

The Board of Trustees currently has four committees: (1) the Audit Committee; (2) the Nominating and Corporate Governance Committee; (3) the Investment Committee; and (4) the Compensation Committee. Descriptions of these committees are set forth below:

•                  The Audit Committee oversees the following:

•                  the integrity of the Company’s financial statements and other financial information provided by the Company to its shareholders and the investment community;

•                  the Company’s compliance with legal and regulatory requirements and ethical behavior;

•                  the retention of the Company’s independent registered public accounting firm, including oversight of their performance, qualifications and independence, and approval of audit and non-audit services; and

•                  the Company’s accounting and financial reporting processes, internal control systems and internal audit function.

The Committee also provides an avenue for communication among the Company’s independent registered public accounting firm, internal auditors, management and the Board of Trustees. All members are independent non-employee Trustees. The practices of the Audit Committee are outlined in the Committee’s charter, which is available in the investor relations section of our Internet website in the subsection entitled “Corporate Governance.” The Committee’s charter is also available in print to any shareholder upon request. To the extent modifications are made to the Committee’s charter, such modifications will be reflected on our Internet website.

•                  The Nominating and Corporate Governance Committee serves the following purposes:

•                  recommends to the Board of Trustees the structure and operations of the Board of Trustees;

•                  identifies individuals qualified to serve as Trustees and recommends that the Board of Trustees select the Trustee nominees identified by the Committee for election at the next annual meeting of shareholders;

•                  recommends to the Board of Trustees the responsibilities of each Board of Trustees committee, the structure and operation of each committee and the Trustee nominees for assignment to each committee;

•                  oversees the Board of Trustees’ annual evaluation of its performance and the performance of other Board committees;

•                  reviews and monitors management development and succession planning activities; and

•                  develops and recommends to the Board of Trustees for adoption a set of Corporate Governance Guidelines applicable to the Company and periodically reviews the same.

All members are independent, non-employee Trustees. The practices of the Nominating and Corporate Governance Committee are outlined in the Committee’s charter, which is available in the investor relations section of our Internet website in the subsection entitled “Corporate Governance.” The Committee’s charter is also available in print to any shareholder upon request. To the extent modifications are made to the Committee’s charter, such modifications will be reflected on our Internet website.

•                  The Investment Committee approves all of our investments, acquisitions, dispositions and borrowings that are individually in excess of $10 million. Investments of greater than $50 million must also be approved by the full Board of Trustees.

•                  The Compensation Committee administers executive compensation programs, policies and practices. The Compensation Committee also recommends executive compensation to the Board of Trustees and administers our executive incentive plans. All members are independent non-employee Trustees. The practices of the Compensation Committee are outlined in the Committee’s charter, which is available in the investor relations section of our Internet website in the subsection entitled “Corporate Governance.” The Committee’s charter is also available in print to any shareholder upon request. To the extent modifications are made to the Committee’s charter, such modifications will be reflected on our Internet website.

The committees on which Trustees served and the number of meetings held during 2008 are set forth below.

Nominating and
Corporate
Board Member	Audit	Governance	Investment	Compensation

Jay H. Shidler		C	C

Clay W. Hamlin, III			X

Thomas F. Brady				C

Robert L. Denton	X	X

Douglas M. Firstenberg			X	X

Steven D. Kesler	X		X

Kenneth S. Sweet, Jr.		X	X	X

Kenneth D. Wethe	C		X

Meetings Held in 2008	10	3	7	10

C = Chairman of the Committee.

X = Member of the Committee.

During 2008, the Board of Trustees held four quarterly meetings. Each incumbent Trustee in 2008 attended at least 75% of the aggregate of the meetings of the Board of Trustees and meetings held by all committees on which such Trustee served.

How are our Trustees nominated?

The Nominating and Corporate Governance Committee of the Board of Trustees is responsible for recommending nominations to the Board of Trustees and shareholders. In arriving at nominations, the Nominating and Corporate Governance Committee reviews with the Board of Trustees on an annual basis the size, function, and needs of the Board of Trustees and, in doing so, takes into account the principle that the Board of Trustees as a whole should have competency in the following areas: (1) industry knowledge; (2) accounting and finance; (3) business judgment; (4) management; (5) leadership; (6) public real estate investment trusts (“REITs”) and commercial real estate business; (7) business strategy; (8) crisis management; (9) corporate governance; and (10) risk management. The Board of Trustees also seeks members from diverse backgrounds so that the Board of Trustees consists of members with a broad spectrum of experience and expertise and with a reputation for integrity and ethical behavior. Trustees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. In determining whether to recommend a Trustee for re-election, the Nominating and Corporate Governance Committee also considers the Trustee’s past attendance at meetings and participation in and contributions to the activities of the Board of Trustees and committees of the Board of Trustees on which he or she served.

The Nominating and Corporate Governance Committee has a policy regarding consideration of shareholder recommendations for Trustee nominees, which is set forth below:

The Committee considers nominees recommended by the Company’s common shareholders using the same criteria it employs in identifying its own nominees. Any shareholder wishing to make a recommendation should send the following information to the Chairman of the Nominating and Corporate Governance Committee, care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the first page of this proxy statement, no later than the date that is 120 days prior to the one-year anniversary of the date of the mailing of the Company’s proxy statement for its most recent annual meeting of shareholders:

•                  the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

•                  information about the relationship between the candidate and the nominating shareholder;

•                  the consent of the candidate to serve as a Trustee;

•                  proof of the number of shares of the Company’s common shares that the nominating shareholder owns and the length of time the shares have been owned; and

•                  a separate statement of the candidate’s qualifications relating to the Board of Trustees’ membership criteria.

Our Executive Officers

Below is information with respect to our executive officers who are not Trustees.

Roger A. Waesche, Jr., age 55, has been our Executive Vice President since January 2004, after holding the position of Senior Vice President since September 1998. Mr. Waesche became our Chief Operating Officer in August 2006, after serving as our Chief Financial Officer since March 1999. Prior to joining us, Mr. Waesche served as Senior Vice President for Constellation Real Estate, Inc., where he was responsible for all financial operations, including treasury, accounting, budgeting and financial planning. Mr. Waesche also had primary responsibility for Constellation Real Estate, Inc.’s asset investment and disposition activities. Prior to joining Constellation Real Estate, Inc. in 1984, Mr. Waesche was a practicing Certified Public Accountant with Coopers & Lybrand. He serves on the Board of Trustees of Sheppard Pratt Health System. Mr. Waesche is also a member on the Maryland Industrial Development Financing Authority and a board member of the Economic Alliance of Greater Baltimore.

Stephen E. Riffee, age 51, has been our Executive Vice President and Chief Financial Officer since August 2006. Prior to that time, Mr. Riffee served CarrAmerica Realty Corporation, a real estate investment trust, as Chief Financial Officer from April 2002 to July 2006 and Senior Vice President, Controller and Treasurer from July 1999 to March 2002. Prior to joining CarrAmerica Realty Corporation, Mr. Riffee held positions with Marriott International, Inc., Burlington Northern Railroad and KPMG Peat Marwick.

Wayne Lingafelter, age 49, has been our President of Corporate Development Services, LLC (“CDS”) and COPT Development & Construction Services, LLC (“CDCS”) since January 2009, previously serving CDS and CDCS as Senior Vice President-Development & Construction since May 2008. Prior to joining CDS and CDCS, Mr. Lingafelter served Duke Realty Corporation, a real estate investment trust, for 20 years in several positions, the most recent of which included Senior Vice President of Government Solutions from February 2006 to May 2008 and Senior Vice President of Cleveland Operations from February 2000 to February 2006.

Karen M. Singer, age 44, has been our Senior Vice President, General Counsel and Secretary since September 2006, after holding the position of Vice President, General Counsel and Secretary since January 2004. Ms. Singer served as Assistant Secretary and Associate General Counsel of the Company from September 1998 through December 2003. From August 1996 through August 1998, Ms. Singer was

Assistant General Counsel of Constellation Real Estate, Inc. From 1989 through January 1996, Ms. Singer was in private practice as an associate at Weinberg and Green, LLC, now a part of Saul Ewing LLP, where she provided a broad spectrum of real estate related services to various clients. Ms. Singer currently serves on the Board of Directors of Art With a Heart, Comprehensive House Assistance, Inc. and Maryland Zoological Society, Inc.

In addition to the above officers, Dwight S. Taylor, who had served as President of CDS from September 1999 until becoming Chief Executive Officer of CDS on January 2, 2009, retired on March 31, 2009.

Share Ownership of our Trustees,

Executive Officers and 5% Beneficial Owners

The following table shows certain information as of March 16, 2009 (unless otherwise noted) regarding the beneficial ownership of our common shares by each Trustee, each nominee for election as Trustee, each executive officer, all Trustees and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our outstanding common shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means sole or shared voting or dispositive power with respect to securities. Each party named in the table below has sole voting and dispositive power with respect to the securities listed opposite such party’s name, except as otherwise noted.

		Percent of All	Options
		Common	Exercisable
	Common Shares	Shares	within 60 days
	Beneficially	Beneficially	after March 16,
	Owned (1)	Owned (2)	2009

FMR LLC (3)	6,303,519	11.6%	—
The Vanguard Group, Inc. (4)	3,991,686	7.3	—
LaSalle Investment Management, Inc. (5)	3,526,272	6.5	—
DIAM Co., Ltd. (6)	3,038,927	5.6	—
Jay H. Shidler (7)	1,858,317	3.3	10,000
Clay W. Hamlin, III (8)	2,513,835	4.4	15,000
Thomas F. Brady	30,000	*	30,000
Robert L. Denton (9)	385,000	*	10,000
Douglas M. Firstenberg	9,600	*	5,000
Steven D. Kesler	39,424	*	35,000
Kenneth S. Sweet, Jr.	35,000	*	30,000
Kenneth D. Wethe	19,148	*	15,000
Randall M. Griffin	967,182	1.8	460,000
Roger A. Waesche, Jr.	316,326	*	65,000
Stephen E. Riffee.	108,044	*	—
Dwight S. Taylor	83,095	*	—
Wayne H. Lingafelter	23,925	*	—
Karen M. Singer	61,885	*	11,500
All Trustees and Executive Officers as a Group (14 persons) (10)	6,450,781	10.8%	686,500

* Represents less than one percent.

(1)

With respect to each shareholder (or group thereof), assumes that all units in our operating partnership, Corporate Office Properties, L.P. (the “Operating Partnership”), owned by such shareholder(s) listed are exchanged for common shares and assumes we elect to issue common shares rather than pay cash upon exchange of partnership units. Also includes common shares issuable under options held by such shareholder(s) exercisable within 60 days after March 16, 2009, as reflected in the third column of this table.

(2)

Common shares issuable upon the conversion of units in the Operating Partnership and the exercise of options exercisable currently or within 60 days after March 16, 2009 are deemed outstanding and to be beneficially owned by the person holding such units or options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)

FMR Corp. (“FMR”) has sole voting power with respect to 1,182,295 shares and sole investment power with respect to 6,303,519 shares. FMR is located at 82 Devonshire Street, Boston, Massachusetts 02109. The information in this note was derived from a Schedule 13G/A, Amendment No. 3, filed with the Securities and Exchange Commission by FMR on February 17, 2009.

(4)

The Vanguard Group (“Vanguard”) has sole voting power with respect to 60,563 shares and sole investment power with respect to 3,991,686 shares. Vanguard is located at 100 Vanguard Blvd., Malvern, PA 19355. The information in this note was derived from a Schedule 13G/A, Amendment No. 3, filed with the Securities and Exchange Commission by Vanguard on February 13, 2009.

(5)

LaSalle Investment Management, Inc. (“LaSalle”) has sole voting and investment power with respect to 3,526,272 shares. LaSalle is located at 200 East Randolph Drive, Chicago, Illinois 60601. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by LaSalle on February 15, 2008.

(6)

DIAM Co., Ltd. (“DIAM”) has sole voting and investment power with respect to 3,038,927 shares. DIAM is located at 3-1 Marunouchi 3-chome, Chiyoda-ku, Tokyo, 100-0005, Japan. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by DIAM on January 16, 2009.

(7)

Jay H. Shidler’s common shares beneficially owned include 1,848,317 common units in the Operating Partnership exchangeable for common shares. Mr. Shidler’s address is Davies Pacific Center, 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813.

(8)

Clay W. Hamlin, III’s common shares beneficially owned include 2,498,835 common units in the Operating Partnership exchangeable for common shares; Mr. Hamlin has sole investment power with respect to 96,317 of these units and shared investment power for the remainder of these units. Mr. Hamlin’s address is 40 Morris Avenue, Suite 100, Bryn Mawr, Pennsylvania 19010.

(9)

Robert L. Denton’s common shares beneficially owned include 375,000 common units in the Operating Partnership exchangeable for common shares. Mr. Denton’s address is 9 West 57th Street, Suite 1670, New York, New York 10019.

(10)

Includes 4,722,152 common units in the Operating Partnership exchangeable for common shares. These common units are beneficially owned by Mr. Shidler, Mr. Hamlin and Mr. Denton as described in Notes 7, 8 and 9 above.

Compensation Discussion and Analysis

Overview

This section describes the material elements of compensation for our Named Executive Officers, also referred to herein as executives. The Named Executive Officers are: (1) Randall M. Griffin, our President and Chief Executive Officer; (2) Roger A. Waesche, Jr., our Executive Vice President and Chief Operating Officer; (3) Stephen E. Riffee, our Executive Vice President and Chief Financial Officer; (4) Dwight S. Taylor, the senior executive of our construction and development division; and (5) Karen M. Singer, our Senior Vice President, General Counsel and Secretary. The Board of Trustees approves and administers our executive compensation plans, programs and payments to our executive officers. The Compensation Committee assists the Board of Trustees in fulfilling responsibilities relating to executive compensation.

The Compensation Committee and the Board of Trustees approved an executive compensation program that is designed to attract, retain and motivate superior executive talent in a manner that they believe is in the best interests of the Company and its shareholders. This program includes the following components: base salary, cash annual incentive awards, long-term incentive awards (which are share-based awards, as discussed further below), benefits and certain perquisites. As discussed herein, in designing and executing decisions for this program, numerous factors are considered that include, among other things: the performance of the Company on both an absolute basis and relative to a peer group of companies; the individual performance of executives; the compensation of executives as compared to their counterparts in a peer group of companies; the effect of the challenges that we face in the current economic environment; and the level of competition for executive talent in the marketplace.

This section includes the following topics:

Role of the Compensation Committee of the Board of Trustees

The Compensation Committee’s primary responsibilities are set forth below:

•                  to periodically review and, based on such review, recommend to the Board of Trustees our compensation philosophy and the adequacy of compensation plans and programs for executives;

•                  to recommend to the Board of Trustees compensation arrangements and incentive goals for executives and to administer compensation plans and programs;

•                  to review the performance of executives and recommend for approval to the Board of Trustees incentive compensation and compensation arrangements, as appropriate based upon performance;

•                  to recommend to the Board of Trustees compensation arrangements for members of the Board of Trustees;

•                  to review and monitor succession planning activities in conjunction with the Nominating and Corporate Governance Committee and management development plans and activities; and

•                  to review and discuss the section of this proxy statement entitled “Compensation Discussion and Analysis” prepared by management and determine whether to recommend it to the Board of Trustees for inclusion in this annual proxy statement.

The Compensation Committee’s scope of authority involves all aspects of compensation for the executives and members of the Board of Trustees. It is our general policy that major compensation decisions be considered by the independent non-management members of the Board of Trustees as a whole after recommendation by the Compensation Committee. The Board of Trustees is responsible for oversight of the Compensation Committee’s activities, except where the Committee has sole authority to act as required by a New York Stock Exchange listing standard or applicable law. The Compensation Committee has complete and open access to management and any other resources of the Company required to assist it in carrying out its duties and responsibilities, including sole authority, in its discretion, to retain, set compensation for and terminate any consultants, legal counsel or other advisors. The Compensation Committee has budgetary authority for outside advisors it retains.

The Compensation Committee makes use of analyses provided, at its direction, by external consultants in determining executive compensation. The Compensation Committee engaged the Schonbraun McCann Group, a real estate advisory practice of FTI Consulting, Inc. (the “SM Group”), as its external consultant to obtain executive compensation information for REIT peer groups. The SM Group acts only as an advisor to the Committee by providing data relevant to peer group companies and discussing compensation practices as directed by the Committee. The SM Group also makes recommendations to the Compensation Committee regarding pay programs and pay level changes. The SM Group presents its final work product to the Compensation Committee for review and approval.

The Chairman of the Compensation Committee sets the dates and times of all Committee meetings. The Compensation Committee meets at least three times per year with management present (usually the Chief Executive Officer and our senior human resources officer). The Compensation Committee also meets for a period of time during at least one of the Board’s regularly scheduled meetings without management being present. The Chairman of the Compensation Committee, in consultation with the appropriate members of the Committee and management, develops the Committee’s meeting agendas.

Role of Management

As discussed in greater detail in the sections below, Mr. Griffin meets with the Compensation Committee to make recommendations to the Committee, discuss the Committee’s recommendations to the Board of Trustees and present analyses based on the Committee’s requests. He discusses the impact of compensation recommendations on the business, reviews peer group data and informs the Committee of the executives’ performance. Mr. Griffin provides information to the Compensation Committee on how he evaluates executive performance and the overall results of such evaluations. He also presents management’s perspective on business objectives and discusses succession planning for the Company. Mr. Griffin attends Compensation Committee meetings and general meetings of the Board of Trustees, but he does not attend those portions of certain Board of Trustee and Compensation Committee meetings intended to be held without members of management present. He also does not participate in any deliberations of the Compensation Committee or the Board of Trustees relating to his own compensation.

Mr. Riffee, when directed accordingly, presents financial projections pertinent to the compensation decision process, evaluates the financial implications of Compensation Committee actions under consideration and provides information relating thereto.

Ms. Singer, when directed accordingly, provides legal consultations pertaining to Compensation Committee activities.

Our senior human resources officer, who reports directly to Mr. Griffin, also takes direction from, and provides suggestions to, the Compensation Committee, oversees the actual formulation of plans incorporating the recommendations of the Compensation Committee and assists the Chairman of the Compensation Committee in preparing the agenda for its meetings.  Ms. Peg Ohrt served as our Senior Vice President-Human Resources until her retirement on March 2, 2009, reporting directly to Mr. Griffin. Ms. Ohrt was assisted over much of the last year by Ms. Holly G. Edington, Vice President-Human Resources and successor to Ms. Ohrt as our senior human resources officer.

Compensation Objectives

Our compensation philosophy is to promote the achievement of the Company’s annual and long-term performance objectives as approved by the Compensation Committee and the Board of Trustees, ensure that the executives’ interests are aligned with the success of the Company and provide compensation opportunities that will attract, retain and motivate superior executive talent.  This philosophy holds that the compensation of each executive should be influenced significantly by level of performance, as measured by the achievement of strategic and operational goals consisting of financial, non-financial and market performance criteria, and generally be commensurate with the compensation levels of executives holding the same level of responsibilities for an appropriate peer group of companies.  We believe that our incentive programs encourage our executives to achieve our strategic and operational goals, which we believe is ultimately the best way to increase shareholder value. Through the use of cash annual incentive awards and long-term incentive awards, executives have the opportunity to receive total compensation at a level that, when compared to the peer group, is essentially correlated to the level of the Company’s performance relative to the peer group.  The relationship of an executive’s compensation relative to his or her counterparts in the peer group and the Company’s performance relative to the peer group can vary based on the executive’s skill and experience in the position (both overall and with the Company), the executive’s performance level, the amount that we pay other executives and the level of competition in the marketplace for the talents of the executive.

We believe that providing compensation to executives that is correlated to compensation of executives in our peer group companies is important for us to be competitive, and believe further that providing the opportunity to earn a higher relative level of total compensation compared to the peer group for higher levels of relative performance is important for us to motivate the executives towards achieving high performance.  The key objectives of our compensation philosophy include the following:

•                  establish a plan that attracts, retains and motivates executives through compensation that is competitive with compensation for executive officers providing comparable services at comparable companies, which we refer to as the competitive compensation objective;

•                  link the majority of executive compensation with the achievement of strategic business objectives by using measurements of the Company’s operating results and shareholder return, which we refer to as the performance incentives objective; and

•                  build a pay-for-performance structure that encourages and rewards successful initiatives within a team environment, which we refer to as the leadership incentives objective.

Our incentive programs provide compensation in the form of both cash and long-term incentive awards (which are share-based awards) in order to provide incentives to reward both short-term and long-term performance.  The allocation of total compensation between cash and long-term incentive awards is reviewed annually in comparison to the peer group.  Long-term incentive awards are generally the largest individual component of our executives’ compensation because:

•                  along with our share ownership guidelines described on page 31, these awards help ensure that a significant portion of our executives’ net worth is tied to the value of our common shares, aligning the interests of the executives with those of our shareholders.  We believe that if we have superior long-term operating performance, our executives, through such awards, should be rewarded in the same manner as our shareholders would presumably be: through dividends and appreciation in the value of the awards; and

•                  these awards vest over extended periods of time and, therefore, serve as an additional retention tool.

Compensation Benchmarking

Our objective in benchmarking is to provide compensation to our executives that is comparable with compensation for executives providing comparable services for companies that are similar in size and business structure to us, and which may compete with us for executive talent.  The Compensation Committee obtains executive compensation information for other companies from the SM Group for benchmarking purposes.  In order to assist in this area, the SM Group obtains an understanding of the goals, objectives and responsibilities of each executive position based on reviews of job descriptions and discussions with management and the Compensation Committee.

As described further below, the Compensation Committee, with the assistance of the SM Group, developed a base peer group comprised of 15 companies in 2007 and 2008 (the “2007 base peer group” and the “2008 base peer group”) and two additional peer groups in 2007 (the “2007 selective peer group” and the “2007 general counsel peer group”) to use for purposes of benchmarking the compensation of our executives.  For 2008 compensation, these peer groups were used as follows:

•                  for annual base salaries and cash annual incentive awards associated with 2008 for all of our Named Executive Officers, except for Ms. Singer, we obtained benchmarking information by averaging the 2007 base peer group and 2007 selective peer group.  We did this in order to dilute the effect of the inclusion in the base peer group of certain companies with especially high compensation programs, while not excluding those companies entirely since they still compete with us for executive talent;

•                  for annual base salaries and cash annual incentive awards associated with 2008 for Ms. Singer, benchmarking information was obtained using the 2007 general counsel peer group.  We used this group because the Compensation Committee did not believe that the companies included in the 2007 base peer group had a sufficient number of executives with responsibilities and experience comparable to that of Ms. Singer’s; and

•                  for long-term incentive awards associated with 2008, benchmarking information was obtained from the 2008 base peer group for all of our executives.

While multiple peer groups were developed during 2007, as discussed above, the Compensation Committee only developed one peer group in 2008 due in large part to a desire to reduce the complexities associated with evaluating and modeling for multiple peer groups.

The 15 companies in the base peer group were selected from a blend of office, diversified and industrial REITs based, in large part, on the relationship of the following criteria to those of the Company: total market capitalization; equity market capitalization; geographic location; comparability of management structure; and level of performance (in terms of growth in key earnings metrics and total shareholder return).  The list of companies to be included in these base peer groups was further refined to exclude companies that we believed were in merger and/or sale discussions with other companies.  In completing the final selection process for the base peer group, the Compensation Committee decided that approximately two-thirds of the companies included in the base peer group should be larger than the Company in terms of equity market capitalization due in large part to the growth that we have experienced and expect to continue.  The companies included in the 2007 and 2008 base peer groups are set forth below (included in both 2007 and 2008, except where otherwise noted):

Alexandria Real Estate Equities, Inc.	Kilroy Realty Corporation
American Financial Realty Trust (only 2007)	Lexington Realty Trust
BioMed Realty Trust, Inc. (only 2008)	Liberty Property Trust
Brandywine Realty Trust	Mack-Cali Realty Corporation
Colonial Properties Trust	Maguire Properties, Inc. (only 2007)
Digital Realty Trust, Inc.	PS Business Parks, Inc.
Douglas Emmett, Inc.	SL Green Realty Corp.
Duke Realty Corporation	Washington Real Estate Investment
Highwoods Properties, Inc.	Trust (only 2008)

The 2007 selective peer group was comprised of 11 of the 15 companies from the base peer group.  The 2007 selective peer group excluded Alexandria Real Estate Equities, Inc., Douglas Emmett, Inc., Kilroy Realty Corporation and SL Green Realty Corp. since the compensation for the executives in those companies was especially high in comparison to the compensation of our executives and that of the other companies in the 2007 base peer group.

The 2007 general counsel peer group represents 29 companies selected from a blend of real estate companies with an executive position comparable to that of Ms. Singer’s based, in large part, on the relationship of the following criteria to those of the Company: total market capitalization; equity market capitalization; and comparability of management structure.  The companies included in the general counsel peer group are set forth below:

Acadia Realty Trust	Healthcare Realty Trust Incorporated
Affordable Residential Communities LP	Highwoods Properties, Inc.
American Financial Realty Trust	Home Properties, Inc.
Ashford Hospitality Trust, Inc.	Inland Real Estate Corporation
BioMed Realty Trust, Inc.	Liberty Property Trust
Brandywine Realty Trust	Mack-Cali Realty Corporation
Diamondrock Hospitality Company	Medical Properties Trust, Inc.
Entertainment Properties Trust	MFA Mortgage Investments, Inc.
Equity Lifestyle Properties, Inc.	Realty Income Corporation
Extra Space Storage Inc.	SL Green Realty Corp.
Federal Realty Investment Trust	Strategic Hotels & Resorts, Inc.
FelCor Lodging Trust Incorporated	The Macerich Company
Friedman, Billings, Ramsey Group, Inc.	U-Store-It Trust
Gaylord Entertainment Company	Ventas, Inc.
Getty Realty Corp.

The SM Group provided peer group compensation data to the Compensation Committee.  Base salaries, cash annual incentive awards, long-term incentive awards and total compensation for our executives were compared to prior year compensation information for comparable positions in each of the peer groups at the 25th, 50th (the median), 65th and 75th percentiles and the average.  The SM Group provided benchmarking information for these various data points in order to enhance the Compensation

Committee’s understanding of how the Company’s executive compensation compared to that of the peer groups.

Each executive was evaluated by the Compensation Committee for individual performance and contribution to the success of the Company and, where applicable, his or her business unit.  In completing these evaluations, the Compensation Committee took into account the views of other members of the Board of Trustees and, with respect to executives other than himself, Mr. Griffin.  The Compensation Committee then compared each executive’s compensation to the compensation benchmarking information described above and generally used these comparisons as a guideline for establishing executive compensation recommendations to the Board of Trustees.

Base Salary

We view base salary as the fixed rate of pay for ongoing performance throughout the year that is required to attract and retain executives.  The base salaries of executives are determined in consideration of their position’s scope of responsibilities and their personal skills and experience.  Executives are eligible for periodic increases in their base salary as a result of individual performance, significant increases in their duties and responsibilities or increases in the base salaries of executives in the peer group.  Peer group base salary information is reviewed annually for each executive position.  Other factors considered in decisions regarding base salary include budgetary considerations and the effect of internal salary compression (the relationship of each executive’s salary recommendation to the salaries of other employees of ours with similar experience, responsibilities and performance levels).  Base salary compensation is paid in cash, bi-weekly.

On February 28, 2008, increases in the annual base salaries of the executives were approved, retroactively effective as of January 1, 2008, as follows:

•                  Mr. Griffin’s increased from $570,000 to $600,000, or 5.3%;

•                  Mr. Waesche’s increased from $425,000 to $450,000, or 5.9%;

•                  Mr. Riffee’s increased from $340,000 to $370,000, or 8.8%;

•                  Mr. Taylor’s increased from $311,000 to $340,000, or 9.3%; and

•                  Ms. Singer’s increased from $255,000 to $280,000, or 9.8%.

The executives’ adjusted salary levels were based in large part on our 2007 peer groups’ projected 2008 annual base salaries for a range comprising the 50th and 75th percentiles.  The increases described above for all of the executives were made, in part, to reflect a projected increase of annual base salaries in the REIT industry of 4 to 6%, based on projections received from the SM Group.  Mr. Riffee, Mr. Taylor and Ms. Singer received increases of greater than 4 to 6% generally due to their prior annual base salaries having lagged the applicable peer group to a greater extent than Mr. Griffin’s and Mr. Waesche’s annual base salaries.

Cash Annual Incentive Awards

Our philosophy of awarding cash annual incentive awards is designed to relate executive pay to annual performance by the Company overall and, in most cases, by such executive.  The Compensation Committee establishes defined cash annual incentive award levels for different thresholds of Company and business unit performance, all determined by performance against defined objectives.  The 2008 cash annual incentive awards for the executives were generally determined based on the 50th percentile of the peer groups for achieving threshold level of performance, with increases to as high as the 75th percentile for achieving the maximum level of performance.  Actual cash annual incentive awards were determined once actual performance in these areas was known.  Cash annual incentive awards were reflected in the compensation tables appearing later in this proxy statement under the heading entitled “Non-Equity Incentive Plan Compensation.”

In the fourth quarter of each year, management presents an annual budget to the Board of Trustees for the following year, which is considered and approved by the Board of Trustees in the first quarter of the following year.  The annual budget sets forth numerous Company objectives for the following year.  Using the objectives in the annual budget, along with information regarding other related business and operations initiatives, the Compensation Committee, after considering recommendations from the Chief Executive Officer regarding executives other than himself, derives objective levels on which cash annual incentive awards will be based for each executive officer for three levels of performance: a threshold level, a target level and a maximum level.  The target level performance for objectives used in cash annual incentive awards equates to management’s estimate of the related objectives set forth in the annual budget; this level of performance is intended to be challenging yet attainable.  The maximum level of performance for objectives is intended to have a much lower likelihood of being attained, but it is intended to still be attainable with superior performance, as it is established within the range for objectives set forth in the budget.  The threshold level of performance for objectives is established at a level that is somewhat higher than the lower range of the objectives set forth in the budget and, therefore, has a higher likelihood of being attained than the target.

In the first quarter of each year, the Compensation Committee and the Board of Trustees uses peer group data and recommendations from its external consultant and the Chief Executive Officer to establish cash annual incentive award levels, as a percentage of base salary, for each of the three levels of performance for that year.  During the first quarter of the following year, the Compensation Committee reviews the results of performance relative to the objectives levels to determine the appropriate award.  The Compensation Committee then recommends, and the Board of Trustees approves, the cash annual incentive awards for the executives.

As noted above, the Company has two classifications of objectives that it uses for cash annual incentive awards: (1) Company objectives and (2) business unit objectives.  The measures used in defining Company objectives in 2008 were fully diluted funds from operations per share (“diluted FFO per share”) and fully diluted adjusted funds from operations per share (“diluted AFFO per share”), both of which are measurements frequently used by equity REITs to evaluate financial performance.  We use diluted FFO per share and diluted AFFO per share for the Company objectives because we believe that they are useful measures in evaluating the effectiveness of our operations and are core objectives in our annual budgets.  Further, we believe that growth in these measures in the long run contributes to the creation of shareholder value and, as a result, linking compensation to these measures helps to further align the interests of our executives and our shareholders.  For purposes of these objectives, the diluted FFO per share and adjusted funds from operation used in computing diluted AFFO per share were calculated in the same manner as they are in our reported financial results.  However, in making compensation decisions, we reduced our 2008 actual amounts achieved for a gain we recognized on the repurchase of certain outstanding debt instruments since the gain was not contemplated in the objectives.  The mix between these classifications of objectives, as set forth in the table below, varied by executive based on the responsibilities of such executives:

	Weight of Objectives
	on 2008 Cash Annual Incentive Award

	Company Objectives

Name of Executive	Diluted FFO per Share	Diluted AFFO per Share	Business Unit Objectives	Total

Randall M. Griffin	50.0%	50.0%	0.0%	100.0%
Roger A. Waesche, Jr.	37.5%	37.5%	25.0%	100.0%
Stephen E. Riffee	37.5%	37.5%	25.0%	100.0%
Dwight S. Taylor	20.0%	20.0%	60.0%	100.0%
Karen M. Singer	25.0%	25.0%	50.0%	100.0%

Mr. Griffin’s cash annual incentive award was based solely on Company objectives since his responsibilities were substantially for the Company as a whole.  The measures used in defining business unit performance for each other executive were tailored to apply to the operations of the business unit for which the executive was responsible.  All of Mr. Waesche’s business unit objectives had defined numerical measures set forth for determining the level of performance for purposes of computing awards, while most of the other executives’ business unit objectives did not since their objectives generally were not as conducive to the assignment of specific measures.  The level of performance for executive business unit objectives that did not have defined numerical measures for determining performance was determined based upon a subjective evaluation by Mr. Griffin, the Compensation Committee and the Board of Trustees.  Business unit objectives for the other Named Executive Officers included the following:

•                  Mr. Waesche had nine business unit objectives consisting of: property operations measures, including asset management objectives (such as net operating income, capital expenditures, occupancy and leasing rates, growth in same-office property cash net operating income and volume of acquisition and disposition activity); and property management objectives (including customer satisfaction survey results and property operating expense savings).  The weightings of these objectives as a percentage of his total business unit objectives ranged from 3% to 20%;

•                  Mr. Riffee had 15 business unit objectives consisting of: progress towards improving processes and capabilities in a number of areas (including financial reporting, budgeting, forecasting, cash management, treasury reporting and accounting); progress and results associated with technology implementations in a number of areas; effectiveness of implementation and execution of capital plan; progress towards the development of a disaster recovery and planning initiative; and personal development associated with his role and profile in investor relations activities and Company knowledge and relationships.  The weightings of these objectives as a percentage of his total business unit objectives ranged from 2% to 10%;

•                  Mr. Taylor had 18 business unit objectives that addressed: timeliness and cost effectiveness of construction deliveries; construction starts for designated properties; progress in development, planning, design and permitting on designated properties; third-party service fee generation; expansion of number of staff with certifications in the United States Government’s Leadership in Energy and Design (“LEED”) program; and effectiveness regarding the transition of responsibilities to, and integration of, his successor.  The weightings of Mr. Taylor’s objectives as a percentage of his total business unit objectives ranged from 2% to 10%; and

•                  For Ms. Singer, 70% of her business unit objective weighting addressed the legal team’s effectiveness and results in collaborating with the management team regarding business transactions and ability to manage the negotiations, issue resolution and conclusion of such transactions (including acquisitions and dispositions, financings, leasing, development and property management).  She also had four other business objectives that addressed the identification and implementation of process improvements and the level and effectiveness of inter-departmental communication and responsiveness.

The Board of Trustees uses discretion on a case-by-case basis in determining adjustments to executive cash annual incentive awards in order to enable the consideration of other factors that award computations may not capture.

The table below sets forth the 2008 Company objectives levels on which executive cash annual incentive awards were based for diluted FFO per share and diluted AFFO per share, as well as the actual diluted FFO and diluted AFFO per share achieved for 2008:

	Threshold	Target	Maximum	Actual

Company Objective	Level	Level	Level	Achieved (1)

Diluted FFO per share	$2.38	$2.44	$2.53	$2.46
Diluted AFFO per share	1.64	1.69	1.77	1.78

(1)          We reduced our 2008 actual amounts achieved for a gain we recognized on the repurchase of certain outstanding debt instruments since the gain was not contemplated in the objectives.

All of the executives with business unit objectives had aggregate actual achieved business unit objectives between the target and maximum level of performance.  The range of cash annual incentive awards established and ultimately awarded by the Board of Trustees for 2008 for the executive officers is set forth below:

	Threshold Level		Target Level		Maximum Level		Actual

	% of		% of		% of		Award as	Calculated	Actual

	Base		Base		Base		% of Base	Award	Amount

Name of Executive	Salary	Amount	Salary	Amount	Salary	Amount	Salary	Amount	Received

Randall M. Griffin	100.0%	$600,000	175.0%	$1,050,000	250.0%	$1,500,000	220.8%	$1,325,000	$1,325,000
Roger A. Waesche, Jr.	85.0%	382,500	125.0%	562,500	175.0%	787,500	137.3%	618,000	618,000
Stephen E. Riffee	75.0%	277,500	110.0%	407,000	135.0%	499,500	124.9%	462,000	485,000
Dwight S. Taylor	75.0%	255,000	100.0%	340,000	125.0%	425,000	113.8%	388,000	388,000
Karen M. Singer	75.0%	210,000	100.0%	280,000	125.0%	350,000	110.0%	308,000	320,000

The Compensation Committee and the Board of Trustees believed that it was important, even in light of the current economic environment, to recognize the strong performance of the Company and its executives in achieving the objectives set forth for the year.  The 2008 actual award amounts were all determined by the computed achievement of objectives except in the case of Mr. Riffee, who received a $23,000 discretionary award, and Ms. Singer, who received a $12,000 discretionary award.  These awards were made as additional recognition for their contributions to the Company’s success that neither Mr. Griffin, the Compensation Committee nor the Board of Trustees believed was sufficiently reflected in the computed amount.

Long-Term Incentive Awards

Long-term incentive awards are equity awards designed to link executive compensation to the Company’s growth and long-term common share performance, which provides further alignment with the interests of shareholders.  Since these awards typically vest over a period of time, they also encourage the executives to remain with the Company.  Long-term incentive awards typically take the following forms:

•                  Common shares subject to forfeiture restrictions (“restricted shares”).  The Company periodically issues restricted shares to the executive officers.  Restricted share grants are generally made upon the achievement of performance criteria, as described further below.  Restricted shares have also been granted upon the hiring of new executives.  Once granted, restricted shares vest over a defined period of time as the executive remains employed by the Company.  Recipients of restricted share grants are entitled to receive dividends on such shares and can cast votes on shareholder matters for such shares prior to share vesting.  Restricted shares were the only form of long-term incentive award granted to executive officers in 2008.

•                  Options to purchase common shares (“options”).  The Company has, in the past, granted options to executives, but has not done so since 2004.

In February 2008, the Compensation Committee and the Board of Trustees approved a long-term incentive award plan for 2008 (the “2008 long-term incentive plan”) under which award levels were to be determined.  Historically, similar award plans have been approved annually at approximately the same time of year (first quarter of the year) for purposes of determining how award levels would be calculated, and at the end of those years, actual award levels have been determined primarily by applying the Company’s actual performance (as determined by the plans’ defined performance measures) to the calculation methodology set forth in the plans.  Due in large part to the deterioration of conditions over the course of the year in the broader global and United States economies and specifically in the commercial real estate industry, the Compensation Committee and the Board of Trustees determined that for 2008, less reliance would be placed on a formulaic approach in determining awards.  Instead, actual awards were based on a more subjective evaluation and approval of the appropriate percentile for total compensation (sum of base salary, cash annual incentive award and long-term incentive award) relative to the peer group executives that should apply for each of the Company’s executives.  The values of the actual long-term incentive awards were then calculated using the peer group executives’ total compensation at the approved percentiles and deducting the Company executives’ base salaries and cash annual incentive awards.  Factors considered in the subjective evaluation of the peer group total compensation percentiles applying to executives included the following:

•                  the total compensation percentile computed using the methodology set forth in the 2008 long-term incentive plan based on the Company’s actual performance relative to the performance of the peer group;

•                  the Company’s other significant achievements in 2008;

•                  evaluations of the executives’ individual performance and responsibilities relative to the peer group executives;

•                  current economic conditions; and

•                  the reasonableness of the percentage increase in total compensation over 2007 for each of the executives in light of the above factors.

The Compensation Committee used data received, at its direction, from the SM Group to estimate 2008 total compensation levels for executives in the peer group at the 25th, 50th, 65th and 75th percentiles.  These compensation levels assumed a 15% decrease in peer group total compensation from 2007 levels due to current economic conditions.

Under the 2008 long-term incentive plan, awards were determined, in large part, based on the Company’s performance relative to the performance of the peer group companies as viewed against certain three-year performance measures.  The executives were then eligible to earn total compensation under the Plan at a level that correlates with the percentile of the Company’s performance.  For example, performance by the Company at the 65th percentile relative to the peer group companies made executives eligible to earn total compensation at the 65th percentile relative to the total compensation of executives at the peer group companies.  These total compensation levels were also subject to adjustment based on an evaluation of the executives’ individual performances and the responsibilities relative to the peer group executives.  Under this plan, the evaluation of relative performance to be used in calculating our executives’ long-term incentive awards was based on the following weightings:

•                  35% based on the Company’s trailing three-year average performance for total shareholder return relative to the 2008 peer group for the period ended December 31, 2008;

•                  25% based on the Company’s trailing three-year average performance for growth in diluted FFO per share relative to the 2008 peer group for the period ended December 31, 2008;

•                  25% based on the Company’s trailing three-year average performance for growth in diluted AFFO per share relative to the 2008 peer group for the period ended December 31, 2008; and

•                  15% as a discretionary grant by the Board of Trustees to enable the consideration of other factors that the formulas described above may not capture.

We used total shareholder return because we believe it further aligns the interests of executives to shareholder interests, and used growth in diluted FFO per share and diluted AFFO per share as performance criteria for long-term incentive awards for the reasons discussed in the section entitled “Cash Annual Incentive Awards.”  For purposes of these objectives, the diluted FFO per share and adjusted funds from operation used in computing diluted AFFO per share were calculated in the same manner as they were in our reported financial results.  However, in making compensation decisions, we again reduced our 2008 actual amounts achieved for a gain we recognized on the repurchase of certain outstanding debt instruments, and we also adjusted the actual amounts achieved by certain of the peer group companies for similar gains or losses from the repurchase of debt or redemption of preferred equity.  The table below sets forth the calculation of total compensation percentiles among our peer group using the methodology set forth in the 2008 long-term incentive plan:

	Percentile Achievement Among Peer Group	Weighting	Maximum Level, Before Discretionary Weighting (1)	Maximum Level, Including Discretionary Weighting (2)

Total shareholder return	75%	35%	30.9%	26.3%
Growth in diluted FFO per share	71%	25%	20.9%	17.8%
Growth in diluted AFFO per share	69%	25%	20.3%	17.3%
Discretionary	0%	15%	N/A	0.0%
		100.0%	72.1%	61.3%

(1)   This weighting excludes the effect of the discretionary portion by dividing the product of the respective performance percentiles and weighting percentages by 85% (the sum of the non-discretionary criteria weightings).

(2)   This weighting assumes the assignment of a zero percentile to the discretionary portion, which the Compensation Committee and the Board of Trustees believed was appropriate in light of the current economic environment.

The Compensation Committee and the Board of Trustees then considered what they believed to be other significant achievements by the Company in 2008, both on an absolute basis and relative to the peer group, despite the deteriorating economic conditions and tightening capital markets, including:

•                  attaining total shareholder return that was: first among the peer group and the entire office REIT sector and ninth among all equity REITS for 2008; first among the office REIT sector for the five years ended December 31, 2008; and first for all equity REITs for the ten years ended December 31, 2008 (all based on data compiled by the National Association of Real Estate Investment Trusts);

•                ending 2008 with an occupancy rate for wholly owned properties of 93.2%, making the Company the only office REIT that ended the year with an increased occupancy rate compared to the beginning of the year, and a 78.1% renewal rate for the year;

•                obtaining a $225.0 million revolving construction loan facility and $221.4 million four-year mortgage loan;

•                ending 2008 with a manageable level of debt maturities for 2009 and 2010;

•                raising $139.2 million in net proceeds from a public offering of common shares; and

•                increasing quarterly dividends by 9.6%, representing the 11th consecutive year with an increase.

The table below sets forth the actual long-term incentive awards to executives for 2008, along with the approved total compensation percentile from which they were based:

Name of Executive	Total Compensation Percentile Used for Actual Award	Number of Shares Awarded (1)	Grant Date Fair Value of Award (2)

Randall M. Griffin	55.8%	78,217	$1,952,296
Roger A. Waesche, Jr.	60.9%	52,092	1,300,216
Stephen E. Riffee	72.0%	29,449	735,047
Dwight S. Taylor	61.0%	N/A	509,558
Karen M. Singer	55.0%	20,532	512,479

(1)        The number of shares awarded was calculated first by arriving at the value of the long-term incentive award; this value was calculated by deducting from the estimated 2008 total compensation for peer group executives at the applicable percentile the sum of: (1) base salary and (2) cash annual incentive awards.  The number of shares awarded was then calculated by dividing the value of the long-term incentive award by $25.57, which was the average of the closing price of our common shares on the NYSE over the 15 successive trading days ending with the February 26, 2009 grant date.  These shares vest in equal one-third increments on March 1, 2010, March 1, 2011 and March 1, 2012.  The Board of Trustees agreed to pay Mr. Taylor the value of his awards in the form of cash rather than in the form of common shares upon his retirement in March 2009 in recognition of his years of service to the Company.

(2)        The grant date fair value of the award was calculated by multiplying the number of shares awarded by $24.96, the closing price of our common shares on the NYSE on the February 26, 2009 grant date.

The table below sets forth the executive total compensation for 2008 used for calculating long-term incentive awards, which was derived from the total compensation percentile set forth above, and total compensation for 2007:

	Total Compensation (1)		Percentage
Name of Executive	2008	2007	Increase

Randall M. Griffin	$3,877,296	$3,503,467	10.7%
Roger A. Waesche, Jr.	2,368,216	1,871,653	26.5%
Stephen E. Riffee	1,590,047	1,237,639	28.5%
Dwight S. Taylor	1,250,000	1,129,515	10.7%
Karen M. Singer	1,112,479	977,971	13.8%

(1)        Total compensation amounts, as presented, represent the sum of base salary, cash annual incentive awards and long-term incentive awards (based on the grant date fair value) granted for the respective years.  These amounts are different from the amounts set forth in the “Total” column of the “Summary Compensation Table” appearing on page 33 due primarily to: (1) the inclusion of the long-term incentive awards in the table above in the year for which the performance related, which varies from the reporting methodology in the “Summary Compensation

Table,” as described in Note 2 to that table; and (2) the inclusion of other compensation, such as perquisites reflected in the “Summary Compensation Table.”  The table above is presented to provide further insight into information that affected executive compensation decisions and was not provided, nor intended, as an alternative to the tables presented later in this proxy statement.

In determining actual awards, the Compensation Committee and the Board of Trustees believed that despite current economic conditions, increases in total compensation for each of the executives were warranted to: adequately recognize the Company’s performance on both an absolute and relative basis to the peer group as demonstrated through the 2008 long-term incentive plan criteria and the Company’s other achievements in 2008; and have total compensation of the executives be competitive with the mid-point between the 50th and 75th percentile of the peer group.  However, in recognition of current economic conditions, it believed that increases should generally not exceed 10 to 15%, except in the cases of Mr. Waesche and Mr. Riffee discussed below.  With regard to the determination of award levels for certain of the executives:

•                Mr. Griffin’s approved total compensation percentile for 2008 was below the mid-point of the 50th to 75th percentile due, in large part, to the level of percentage increase that the Compensation Committee and the Board of Trustees believed was appropriate in the current economic environment, despite the previously described accomplishments;

•                Mr. Waesche’s percentage increase in total compensation from 2007 to 2008 reflected his movement to a higher percentile of total compensation relative to the peer group due to an increase in responsibilities assumed by him in his position during 2008;

•                Mr. Riffee’s percentage increase in total compensation from 2007 to 2008 reflected: his movement to a higher percentile of total compensation relative to the peer group due to an increase in responsibilities assumed by him in his position during 2008; and the Compensation Committee and Board of Trustees’ determination that his strong individual performance and continued development supported his placement in a higher percentile relative to individuals at his position among the peer group companies; and

•                Ms. Singer’s approved total compensation percentile for 2008 was set below the mid-point of the 50th to 75th percentile due, in large part, to the Compensation Committee and Board of Trustees’ evaluation of her length of experience at the position and breadth of responsibilities relative to individuals at her position among the peer group companies.

Retirement Benefits

Our retirement benefits are designed to assist executives in accumulating sufficient wealth to provide income during their retirement years. The retirement benefits are designed to attract and retain executives and to encourage such executives to save money for their retirement, while allowing us to maintain a competitive cost structure. Information pertaining to our retirement benefits is set forth below.

401(k) plan during 2008

We have a 401(k) defined contribution plan covering substantially all of our employees that permits participants to defer up to a maximum of 15% of their compensation up to the applicable Internal Revenue Service wage or contribution limits.  We matched a participant’s contribution during 2008 in an amount equal to 50% of the participant’s elective deferral for the plan year up to a maximum of 6% of a participant’s annual compensation.  Employees’ contributions were fully vested, with our matching contributions vesting in annual one-third increments.  Once an employee has been with the Company for three years, all matching contributions during 2008 are fully vested.  All Named Executive Officers are eligible to participate in this plan.

Nonqualified deferred compensation plan

We offer our senior management team (director level and above) a nonqualified deferred compensation plan.  This plan allows for the deferral of up to 100% of a participant’s cash compensation on a pre-tax basis and enables such participant to receive a tax-deferred return on such deferrals.  The plan also provides, at the Company’s sole discretion, for us to match the participant’s contribution in an amount equal to 50% of the participant’s elective deferral for the plan up to a maximum of 6% of a participant’s annual compensation after deducting contributions, if any, made under our 401(k) plan.  Participants may diversify their investments among a wide array of investment alternatives, including mutual funds and brokerage accounts.  The plan does not guarantee a return or provide for above-market preferential earnings. The plan is not qualified under the Employee Retirement and Income Security Act of 1974.  The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants.  Participants in this plan defer their contributions for three years from the beginning of the calendar year following the year in which the deferral election is made.  Participants may choose to receive account balances in a lump sum or in five, 10 or 15 annual installments.  Upon termination of employment, a participant’s account balance will be distributed within 60 days of separation unless the participant is a “specified employee,” as defined in the plan, in which case such distribution shall not be made for six months.  Payments are due to parties designated by the participant in lump sum upon the death of a participant.  Participant account balances become fully vested in the event of a “change in control” of the Company, as defined in the plan, or in the event that a participant becomes permanently disabled.  Participation in the deferred compensation plan is voluntary.  Information about the Named Executive Officers’ participation in our deferred compensation plans is set forth below in the tables entitled “All Other Compensation” and “Nonqualified Deferred Compensation Table.”

Severance and Change-in-Control Benefits

The employment agreements of all the executives have termination of employment clauses related to: (1) premature termination; (2) constructive termination; (3) cause; (4) death; (5) disability; (6) change in control; and (7) voluntary termination.  The terms of our employment agreements reflect negotiations with our executives in order to recruit and retain their services.  We believe that these clauses are consistent with market practice and, therefore, make the terms of these agreements competitive.

The employment agreements of our executives provide for severance payments and accelerated vesting of long-term incentive awards in the event of termination by us without cause (premature termination) or by the executives based upon constructive termination.  The employment agreements provide for these items in order to assist employees in their transition to new employment.

The employment agreements also provide for payments to executives and accelerated vesting of long-term incentive awards in the event of a change in control of the Company.  We adopted the change in control provisions to increase the likelihood that, in the event that the Company is considering a change in control transaction, the employees involved in considering the offer will act in the interest of the shareholders.  If a change in control were to occur, the employees would likely no longer be in a position to influence our performance and may not be in a position to earn their incentive awards or vest in their equity awards.  Therefore, the change-in-control provisions are designed to make a transaction as neutral to the employees’ economic interests as possible.

The terms of severance and change in control benefits are described in detail in the section below entitled “Potential Payments on Termination, Change in Control, Death or Disability.”

Due to the authority vested with the executives and the knowledge of Company proprietary information held by such executives, the Company must protect its real estate interests in each of its major markets.  For this reason, executive employment agreements include non-compete provisions for a 24-month period following termination of employment of executives.

Other Benefits and Perquisites

As employees, our executive officers are eligible to participate in employee benefit programs generally available to our other employees, including medical, dental, life and disability insurance.  In addition, we compensate our executive officers with certain personal benefits and perquisites that are not generally available to most of our other employees; these benefits and perquisites include the following:

•                  auto allowances;

•                  reimbursement for a defined amount of personal financial and tax preparation fees;

•                  participation in the Johns Hopkins Executive Wellness Program; and

•                  supplemental long-term disability insurance coverage in the case of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (our Chief Operating Officer has elected not to receive such coverage).

The value of these benefits to the Named Executive Officers is included in the tables below entitled “Summary Compensation Table” and “All Other Compensation.” The Compensation Committee believes that these benefits are aligned with our desire to attract and retain superior management talent for the benefit of the Company.

Accounting for Compensation Elements

The tax and accounting implications associated with the key elements of our executive compensation are set forth below:

•                  Salary is expensed as incurred.

•                  Cash annual incentive awards are recognized over the period to which such awards relate.

•                  Option and restricted share grants are recognized over the period during which the employee is required to provide service in exchange for the award (generally the vesting period).

Tax Compliance Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on Corporate Office Properties Trust’s income tax return to compensation of $1 million for Named Executive Officers.  Certain performance-based compensation plans are excluded from this limitation provided that the shareholders approve the plan and certain other requirements are met.  The Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Company’s executives with appropriate rewards for their performance.  We did not pay any compensation in 2008 that was not deductible under Section 162(m) of the Internal Revenue Code, and we do not believe that any future nondeductible compensation that is paid will have a material impact on the Company.

Executive Ownership and Capital Accumulation

We issue common shares to executives through our long-term incentive plan.  We believe that the ownership of shares by executives assists in aligning executive interests with that of the Company’s shareholders.

On February 26, 2009, the Board of Trustees approved share ownership guidelines for our Trustees and executives.  The ownership guidelines are as follows:

Role	Value of Common Shares to be Owned

Trustees	3 times annual retainer and fees for four quarterly meetings
Chief Executive Officer	5 times base salary
Chief Operating Officer	3 times base salary
Chief Financial Officer	3 times base salary
Executive Vice President-Development & Construction Services	2 times base salary
General Counsel	2 times base salary

For Trustees and executives in office as of March 1, 2009, the effective date of these Ownership Guidelines was March 1, 2009.  For those individuals, the share ownership goal was determined using their retainers or base salaries in effect as of that date and a common share price of $26.18 per share.  The share ownership goal under the ownership guidelines for persons assuming a Trustee or executive level position after March 1, 2009 will be determined using their retainers or base salaries as of the date they become subject to the ownership guidelines and using the average closing price of our common shares on the NYSE for the 60 trading days prior to such date.  Once established, a person’s share ownership goal will not change because of changes in his or her retainer or base salary or fluctuations in our common share price.  An individual’s share ownership goal will only be re-established upon a change to a different executive position.  Generally, individuals will have a five-year period to attain their share ownership goals.  Trustees and executives subject to the Ownership Guidelines as of March 1, 2009 have until March 1, 2014 to achieve the ownership guidelines.  If an individual’s share ownership goal increases because of a change in position, a five-year period to achieve the incremental amount of shares will begin on the effective date of the change in position.

The Compensation Committee and the Board of Trustees consider the accumulated wealth of executive officers from prior year awards under our long-term incentive plan in making compensation decisions, although this consideration did not affect the amount of compensation awarded to our executives in 2008.

Trading Controls

Executives and Trustees are required to receive the permission of Karen M. Singer, Senior Vice President, General Counsel and Secretary, prior to entering into transactions in Company shares or share equivalents.  Executives and Trustees are subject to black-out periods on the trading of Company shares for a period of time before the completion of each quarter end and a period of time following the release of earnings for each quarter end.

Executives and Trustees bear full responsibility if they violate Company policy by permitting shares to be bought or sold without pre-approval by Ms. Singer or when trading is restricted.

Report of the Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2008 and the Company’s 2009 proxy statement. This report is provided by the following independent Trustees, who comprise the committee.

COMPENSATION COMMITTEE

Thomas F. Brady, Chairman

Douglas M. Firstenberg

Kenneth S. Sweet, Jr.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of the three independent Trustees listed above.  The Compensation Committee members do not have any non-trivial professional, familial or financial relationship with the Chief Executive Officer, other executive officers or the Company, other than his relationship as a Trustee.

Summary Compensation Table

The following table summarizes the compensation earned by our Named Executive Officers for 2008, 2007 and 2006.

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (3)	Compensation (4)	Compensation (5)	Total

Randall M. Griffin	2008	$600,000	$—	$1,831,401	$—	$1,325,000	$28,260	$3,784,661
President and	2007	570,000	—	1,234,853	—	1,000,000	30,285	2,835,138
Chief Executive	2006	552,500	—	997,294	—	650,000	886,280	3,086,074
Officer
Roger A. Waesche, Jr.	2008	450,000	—	854,345	—	618,000	20,100	1,942,445
Executive Vice President	2007	425,000	—	571,563	—	532,000	16,808	1,545,371
and Chief Operating	2006	384,100	—	350,141	—	266,000	82,912	1,083,153
Officer (6)
Stephen E. Riffee	2008	370,000	23,000	646,475	—	462,000	20,100	1,521,575
Executive Vice President	2007	340,000	—	323,573	—	355,000	23,237	1,041,810
and Chief Financial	2006	137,915	—	104,114	—	55,000	23,215	320,244
Officer (7)
Dwight S. Taylor	2008	340,000	998,073	382,114	—	388,000	24,135	2,132,322
President of	2007	311,000	70,871	355,413	—	259,129	22,338	1,018,751
Construction and	2006	281,500	—	150,590	—	251,000	48,586	731,676
Development Division (8)
Karen M. Singer	2008	280,000	12,000	307,046	—	308,000	18,225	925,271
Senior Vice President,	2007	255,000	18,356	180,065	—	281,644	18,529	753,594
General Counsel	2006	222,027	—	67,541	4,946	208,000	31,215	533,729
and Secretary

(1)        The portion of the cash annual incentive awards determined by actual performance against the pre-established performance objectives paid in 2009, 2008 and 2007 as compensation for services performed during 2008, 2007 and 2006, respectively, is included in the column of this table entitled “Non-Equity Incentive Plan Compensation.”  The amounts included in this column represent additional discretionary cash amounts awarded in 2009, 2008 and 2007 above the awards determined by the necessary actual performance against the performance objectives for services performed during 2008, 2007 and 2006, respectively, except for the amount reported for Mr. Taylor in 2008.  The amount reported for Mr. Taylor in 2008 represents the value of long-term incentive awards paid in cash in anticipation of his retirement on March 31, 2009.

(2)        Represents expense recognized under SFAS 123(R) relating to awards of restricted shares, as adjusted to exclude the effect of reductions for estimated forfeitures related to service-based vesting conditions.  See Notes 2 and 12 to the Company’s consolidated financial statements included in the Company’s Annual Report to shareholders for the year ended December 31, 2008 for additional information regarding restricted shares.

(3)        Represents expense recognized under SFAS 123(R) relating to awards of options, as adjusted to exclude the effect of reductions for estimated forfeitures related to service-based vesting conditions.  See Notes 2 and 12 to the Company’s consolidated financial statements included in the Company’s Annual Report to shareholders for the year ended December 31, 2008 for additional information regarding options, including assumptions made in determining values for common share options.

(4)        Represents the portion of the cash annual incentive awards determined by actual performance against the pre-established performance objectives paid in 2009, 2008 and 2007 as compensation for services performed during 2008, 2007 and 2006, respectively.

(5)          Refer to the table below entitled “All Other Compensation” for details on these amounts, which include perquisites, auto allowances, personal financial and tax preparation fees paid by the Company on behalf of the officers, dividends on unvested restricted common shares in 2006 and Company match on employee contributions to the Company’s 401(k) and nonqualified deferred compensation plans.

(6)        Mr. Waesche served as our Chief Financial Officer until August 14, 2006, when he was promoted to Chief Operating Officer.

(7)        Mr. Riffee joined the Company on August 14, 2006.

(8)        Mr. Taylor retired from the Company on March 31, 2009.

All Other Compensation

						Tax	Matching of
		Financial		Johns		Gross-Ups	Contributions
		Advice		Hopkins	Dividends	Upon	to 401(k)
		and Tax		Wellness	on Unvested	Restricted	and Deferred
		Preparation	Auto	Program	Restricted	Share	Compensation
Name	Year	Benefits	Allowance	Participation	Shares (1)	Vesting (2)	Plans	Total

Randall M. Griffin	2008	$6,360	$15,000	$—	$—	$—	$6,900	$28,260
	2007	5,862	15,000	2,673	—	—	6,750	30,285
	2006	4,300	15,000	—	192,295	668,085	6,600	886,280
Roger A. Waesche, Jr.	2008	—	13,200	—	—	—	6,900	20,100
	2007	—	12,000	—	—	—	4,808	16,808
	2006	—	12,000	2,260	62,052	—	6,600	82,912
Stephen E. Riffee	2008	—	13,200	—	—	—	6,900	20,100
	2007	1,075	13,200	2,212	—	—	6,750	23,237
	2006	—	4,615	—	18,600	—	—	23,215
Dwight S. Taylor	2008	4,035	13,200	—	—	—	6,900	24,135
	2007	—	13,200	2,388	—	—	6,750	22,338
	2006	4,741	10,546	—	26,699	—	6,600	48,586
Karen M. Singer	2008	1,125	10,200	—	—	—	6,900	18,225
	2007	1,579	10,200	—	—	—	6,750	18,529
	2006	956	9,231	2,259	12,169	—	6,600	31,215

(1)        For 2006, includes dividends on unvested restricted shares.  For 2008 and 2007, the value of the stock awards, as set forth in the table entitled “Summary Compensation” under the heading entitled “Stock Awards” reflects the value of the right to receive dividends on unvested restricted shares.  While the same was true for 2006, we have reconsidered the applicable disclosure rule and determined for purposes of 2008 and 2007 reporting that the actual receipt of dividends on restricted shares should not be included in “All Other Compensation.”

(2)        This represents the reimbursement of income taxes resulting from the vesting of restricted shares associated with restricted share awards that originated in 1999 and 2000.  We have not since issued restricted share awards that provide for such a reimbursement of income taxes and do not expect to do so in the future.

Employment Agreements

We have employment agreements with our Named Executive Officers that establish various parameters of their compensation, particularly their base salaries and certain benefit entitlements.  A description of material terms of these agreements follows:

•                Randall M. Griffin is party to an agreement that commenced on April 1, 2005 and expires on March 31, 2012;

•                Roger A. Waesche, Jr. is party to an agreement that commenced on July 1, 2002 and expires on June 30, 2013;

•                Stephen E. Riffee is party to an agreement that commenced on August 14, 2006 and expires on August 13, 2012;

•                Dwight S. Taylor is party to an agreement that commenced on July 1, 2002 and expired on March 31, 2009; and

•                Karen M. Singer is party to an agreement that commenced on September 15, 2005 and expires on September 14, 2010.

Each of these agreements has a continuous and self-renewing one-year term after the basic term unless otherwise indicated by either the Company or the executive prior to a specified point in time during the then current term.  These agreements may be terminated by either the Company or the executive at any time on one day’s prior notice.  Under the employment agreements, the executive officers are required to devote their full business time to our affairs and are prohibited from competing directly or indirectly with us during the term of the agreement and for a period thereafter.  The agreements provide that incentive compensation shall be set by the Board of Trustees upon the Compensation Committee’s recommendation.  The Compensation Committee may take action in future years to increase the executive officers’ base salaries.  Base salary and allowance for automobile, personal financial planning and income tax preparation as of December 31, 2008 provided for under the agreements of the Named Executive Officers are set forth below:

Name of Executive	Base Salary as of December 31, 2008	Allowance for Automobile, Personal Financial Planning and Income Tax Preparation

Randall M. Griffin	$600,000	$21,000
Roger A. Waesche, Jr.	450,000	18,200
Stephen E. Riffee	370,000	18,200
Dwight S. Taylor	340,000	17,200
Karen M. Singer	280,000	12,200

These employment agreements provide for severance packages in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change of control of Corporate Office Properties Trust, as defined in the agreements.  The employment agreements also provide for full vesting of common share options and restricted shares upon death or disability.  These provisions are discussed further in the section below entitled “Potential Payments on Termination, Change in Control, Death or Disability.”

2008 Grants of Plan-Based Awards

The following table sets forth information about equity and non-equity awards granted to the Named Executive Officers for 2008.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)

					All Other	Grant Date
					Stock Awards:	Fair Value
					Number of	of Stock
	Grant	Threshold	Target	Maximum	Shares of	Awards
Name	Date(1)	($)	($)	($)	Stock or Units(3)	($)(3)(4)

Randall M. Griffin	2/28/2008	$600,000	$1,050,000	$1,500,000	—	—
	2/28/2008	—	—	—	61,089	$1,933,467

Roger A. Waesche, Jr.	2/28/2008	382,500	562,500	787,500	—	—
	2/28/2008	—	—	—	28,899	914,653

Stephen E. Riffee	2/28/2008	277,500	407,000	499,500	—	—
	2/28/2008	—	—	—	47,145	1,492,139

Dwight S. Taylor	2/28/2008	255,000	340,000	425,000	—	—
	2/28/2008	—	—	—	—	—

Karen M. Singer	2/28/2008	210,000	280,000	350,000	—	—
	2/28/2008	—	—	—	13,364	422,971

(1)                February 28, 2008 is the date on which the Board of Trustees established the range of potential cash annual incentive awards for 2008 performance by Named Executive Officers.  February 28, 2008 is also the date on which the Board of Trustees made 2008 grants of restricted shares under the long-term incentive program for such executives; these restricted share grants related to 2007 performance, and were determined in connection with the range of potential long-term incentive payouts established in March 2007 for 2007 performance.

(2)                As described in the section entitled “Compensation Discussion and Analysis,” the Board of Trustees approved cash annual incentive awards for the executive officers, as a percentage of base salary, for three levels of performance.  These columns show the estimated future payouts of annual incentive awards for the three levels of performance approved by the Board of Trustees for 2008, as converted from the percentages of 2008 base salary.  The table below sets forth the actual annual incentive award payouts approved by the Board of Trustees on February 26, 2009.

	Award as		Actual
	% of Base	Award	Amount
Name of Executive	Salary	Amount	Received(a)

Randall M. Griffin	220.8%	$1,325,000	$1,325,000
Roger A. Waesche, Jr.	137.3%	618,000	618,000
Stephen E. Riffee	124.9%	462,000	485,000
Dwight S. Taylor	113.8%	388,000	388,000
Karen M. Singer	110.0%	308,000	320,000

(a)          For Mr. Riffee and Ms. Singer, the difference between the award amount determined by the necessary actual performance against the performance objectives and the actual amount awarded represents discretionary awards granted to these executives in excess of the computation provided for under the Plan.

(3)                This column reflects the restricted share awards made on February 28, 2008 under the long-term incentive plan related to 2007 performance.  These shares vest over a three-year period in equal increments on the anniversary of the grant date.

(4)                The grant date fair value was calculated using the closing common share price on the NYSE on February 28, 2008 of $31.65.

Outstanding Equity Awards at December 31, 2008

The table below provides information about unexercised common share options and unvested restricted shares at December 31, 2008 for the Named Executive Officers.

		Option Awards				Restricted Share Awards

		Number of Securities Underlying Unexercised Options
						Number of	Market Value
						Shares	of Shares
				Option	Option	That	That
				Exercise	Expiration	Have Not	Have Not
Name	Grant Date	Exercisable	Unexercisable	Price($)	Date	Vested(1)	Vested($)(2)

Randall M. Griffin	12/16/1999	210,000	—	$7.38	12/16/2009	—	$—
	1/1/2000	6,932	—	7.63	1/1/2010	—	—
	9/12/2000	25,000	—	9.75	9/12/2010	—	—
	3/8/2001	50,000	—	9.90	3/8/2011	—	—
	3/7/2002	168,068	—	12.45	3/7/2012	—	—
	2/26/2004	—	—	—	N/A	7,149	219,474
	2/25/2005	—	—	—	N/A	18,982	582,747
	3/9/2006	—	—	—	N/A	31,614	970,550
	3/1/2007	—	—	—	N/A	20,135	618,145
	2/28/2008	—	—	—	N/A	61,089	1,875,432

Roger A. Waesche, Jr.	9/12/2000	15,000	—	9.75	9/12/2010	—	—
	3/7/2002	50,000	—	12.45	3/7/2012	—	—
	2/26/2004	—	—	—	N/A	4,054	124,458
	2/25/2005	—	—	—	N/A	11,186	343,410
	3/9/2006	—	—	—	N/A	11,857	364,010
	3/1/2007	—	—	—	N/A	9,143	280,690
	2/28/2008	—	—	—	N/A	28,899	887,199

Stephen E. Riffee	8/14/2006	—	—	—	N/A	19,800	607,860
	3/1/2007	—	—	—	N/A	2,460	75,522
	2/28/2008	—	—	—	N/A	17,145	526,352
	2/28/2008	—	—	—	N/A	30,000	921,000

Dwight S. Taylor	2/26/2004	—	—	—	N/A	1,751	53,756
	2/25/2005	—	—	—	N/A	4,183	128,418
	3/9/2006	—	—	—	N/A	4,904	150,553
	3/1/2007	—	—	—	N/A	6,084	186,779

Karen M. Singer	1/1/2002	4,000	—	11.87	1/1/2012	—	—
	1/1/2004	7,500	—	20.34	1/1/2014	—	—
	1/31/2004	—	—	—	N/A	528	16,210
	2/25/2005	—	—	—	N/A	1,392	42,734
	3/9/2006	—	—	—	N/A	2,706	83,074
	3/1/2007	—	—	—	N/A	5,012	153,868
	2/28/2008	—	—	—	N/A	13,364	410,275

(1)          The forfeiture restrictions on restricted share awards that were unvested at December 31, 2008 lapsed or will lapse on the following dates:

Grant Date	Vesting Schedule

1/31/2004	100% vested on 1/31/2009.
2/26/2004	100% vested on 2/26/2009.
2/25/2005	48% vested on 2/25/2009; and 52% vest on 2/25/2010.
3/9/2006	30% vested on 3/9/2009; 33% vest on 3/9/2010; and 37% vest on 3/9/2011.
8/14/2006	30% vest on 8/14/2009; 33% vest on 8/14/2010; and 37% vest on 8/14/2011.
3/1/2007	50% vested on 3/31/2009; and 50% vested on 3/1/2010.

Grant Date	Vesting Schedule

2/28/2008	Mr. Riffee’s 30,000 share award vests 100% on 2/28/2013 and for other shares, 33.3% vested on 2/28/2009; 33.3% vest on 2/28/2010; and 33.4% vest on 2/28/2010

(2)          Value is calculated by multiplying the number of shares subject to vesting by $30.70, the closing price of our common shares on the NYSE on December 31, 2008.

Option Exercises and Stock Vested in 2008

The table below provides information about the value realized on options exercised and restricted shares vesting during 2008 for the Named Executive Officers.

	Option Awards		Restricted Share Awards

	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)

Randall M. Griffin	45,300	$1,172,834	37,081	$1,179,824
Roger A. Waesche, Jr.	25,000	712,025	17,819	567,217
Stephen E. Riffee	—	—	6,629	249,361
Dwight S. Taylor	—	—	9,096	293,199
Karen M. Singer	—	—	5,488	184,276

(1)          Value realized on options exercised is calculated by multiplying the difference between the option exercise price and the common share price upon exercise of options by the number of common shares underlying the options.

(2)          Value realized on vesting of restricted shares is calculated by multiplying the average of the high and low common share prices, as reported by the NYSE on the vesting date, by the number of shares vesting.

Nonqualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the Named Executive Officers in the Company’s nonqualified deferred compensation plan:

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	(Losses) Earnings	Distributions	Balance at
Named Executive	in 2008(1)	in 2008	in 2008(2)	in 2008	12/31/08(3)

Randall M. Griffin	$295,681	$—	$(387,324)	$—	$1,354,248
Roger A. Waesche, Jr.	95,099	—	(240,176)	—	410,538
Stephen E. Riffee	44,672	—	(11,478)	—	48,354
Dwight S. Taylor	158,734	—	(149,837)	—	355,627
Karen M. Singer	42,180	—	(42,976)	—	119,609

(1)          The amounts in this column include amounts reflected in the Summary Compensation Table in the salary column, as well as non-equity incentive plan compensation paid in 2008 for 2007.

(2)          The amounts in this column reflect aggregate losses or earnings on participant-directed investments.  The nonqualified deferred compensation plan does not pay above-market interest rates.

(3)          The table below sets forth the portions of the amounts included in this column that were reported in the Summary Compensation Table appearing in the Company’s proxy statements in this year or in prior years:

	Amounts Reported as
	Compensation

Named Executive	Current Year	Prior Years	Total

Randall M. Griffin	$295,681	$1,183,239	$1,478,920
Roger A. Waesche, Jr.	95,099	302,487	397,586
Stephen E. Riffee	44,672	14,929	59,601
Dwight S. Taylor	158,734	189,421	348,155
Karen M. Singer	42,180	170,298	212,478

Potential Payments on Termination, Change in Control, Death or Disability

The employment agreement of Mr. Griffin provides for the following severance package in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change in control of the Company or Mr. Griffin’s employer:

•                  in the event of termination by us without cause or by Mr. Griffin based upon constructive termination, payment equal to his base annual salary multiplied by three plus the average of his three most recent annual incentive awards multiplied by three;

•                  in the event of a change in control of the Company or Mr. Griffin’s employer, payment equal to his base annual salary multiplied by the number of years then remaining in the employment agreement term (but not less than three years) plus the average of his three most recent annual incentive awards multiplied by the number of years then remaining in the employment agreement term (but not less than three years);

•                  perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination;

•                  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination; and

•                  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

The employment agreements of Mr. Waesche and Mr. Taylor provide for the following severance package in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change in control of the Company or the executive’s employer:

•                  payment equal to his base annual salary multiplied by three;

•                  payment equal to the average of his three most recent annual incentive awards multiplied by three;

•                  perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination;

•                  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination; and

•                  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

The employment agreement of Mr. Riffee provides for the following severance package in the event of (1) termination by us without cause or by Mr. Riffee based upon constructive termination or (2) a change in control of the Company or Mr. Riffee’s employer:

•                  payment equal to his base annual salary multiplied by three;

•                  payment equal to the average of his three most recent annual incentive awards multiplied by three;

•                  perquisites and benefits for 12 months following termination unless such benefits are available to him through other employment after termination;

•                  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination; and

•                  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

The employment agreement of Ms. Singer provides for the following severance package in the event of (1) termination by us without cause or by Ms. Singer based upon constructive termination or (2) a change in control of the Company or Ms. Singer’s employer:

•                  payment equal to her base annual salary;

•                  payment equal to the average of her three most recent annual incentive awards;

•                  perquisites and benefits for 12 months following termination unless such benefits are available to her through other employment after termination; and

•                  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination.

Under the employment agreements, a termination by us without cause is termination of employment for any reason other than (1) expiration of the term of the executive’s employment agreement or any renewal term; (2) termination upon disability; or (3) a “for-cause” termination.  A “for- cause” termination is the termination of employment by us on the basis or as a result of (1) a violation by the executive of any applicable law or regulation respecting the Company’s business; (2) the executive’s conviction of a felony or any crime involving moral turpitude; (3) any act of dishonesty or fraud, or the executive’s commission of an act which in the opinion of the Board of Trustees disqualifies the executive from serving as an executive or Trustee; (4) the willful or negligent failure of the executive to perform his or her duties under the employment agreement, which failure continues for a period of 30 days after written notice thereof is given to the executive; or (5) a violation of any provision of the Company’s Code of Business Conduct and Ethics by the executive.

Under the employment agreements, constructive termination is termination initiated by the executive upon such executive being “constructively discharged” by us, which means the occurrence of any of the following events (not in connection with a “for-cause” termination): (1) the executive is not re-elected to, or is removed from, his or her position, other than as a result of the executive’s election or appointment to positions of equal or superior scope and responsibility; (2) the executive shall fail to be vested by the Company with the powers, authority and support services normally attendant to any of said offices; (3) the Company notifies the executive that the employment of the executive will be terminated or materially modified in the future or that the executive will be constructively discharged in the future; (4) the Company changes the primary employment location of the executive to a place that is more than 50 miles from the primary employment location as of the date of the employment agreement; or (5) the Company otherwise commits a material breach of its obligations under the employment agreement.

Under the employment agreements, a change in control means the occurrence of any of the following during the term of the employment agreement: (1) the consummation of the acquisition by any person, (as such term is defined in Section 13(d) or 14(d) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power embodied in the then outstanding voting securities of the Company or the executive’s employer; or (2) approval by the shareholders of the Company or the executive’s employer of: (a) a merger or consolidation of the Company or the executive’s employer, if the shareholders of the Company or the employer of the executive immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Company or the executive’s employer outstanding immediately before such merger or consolidation; or (b) a complete or substantial liquidation or dissolution, or an agreement for the sale or other disposition, of all or substantially all of the assets of the Company or the employer of the executive.

In the event of death or disability, the employment agreements provide for the full vesting of all options and restricted shares granted to executive officers under any stock plan or similar program.

The table below reflects the payments that may be made to the Named Executive Officers pursuant to the provisions discussed above, assuming that the termination event described occurred on December 31, 2008.

		Continuation	Value of	Parachute
	Cash	of Medical/	Share Option	Excise Tax	Total
	Severance	Welfare	and Restricted	Gross-Up	Termination
Name	Payments(1)	Benefits(2)	Share Vestings(3)	Payment(4)	Benefits

Randall M. Griffin
Premature/Constructive Termination	$4,436,404	$65,266	$4,266,348	$—	$8,768,018
Change in Control	$4,806,104	$65,266	$4,266,348	$—	$9,137,718
Death or Disability	$—	$—	$4,266,348	$—	$4,266,348

Roger A. Waesche, Jr.
Premature/Constructive Termination	$2,508,000	$66,765	$1,999,767	$—	$4,574,532
Change in Control	$2,508,000	$66,765	$1,999,767	$—	$4,574,532
Death or Disability	$—	$—	$1,999,767	$—	$1,999,767

Stephen E. Riffee
Premature/Constructive Termination	$1,725,000	$33,382	$2,130,734	$—	$3,889,116
Change in Control	$1,725,000	$33,382	$2,130,734	$1,040,962	$4,930,078
Death or Disability	$—	$—	$2,130,734	$—	$2,130,734

Dwight S. Taylor
Premature/Constructive Termination	$1,781,000	$37,711	$519,505	$—	$2,338,216
Change in Control	$1,781,000	$37,711	$519,505	$—	$2,338,216
Death or Disability	$—	$—	$519,505	$—	$519,505

Karen M. Singer
Premature/Constructive Termination	$484,333	$14,076	$706,161	$—	$1,204,570
Change in Control	$484,333	$14,076	$706,161	$—	$1,204,570
Death or Disability	$—	$—	$706,161	$—	$706,161

(1)          Cash payments due to the Named Executive Officers upon premature or constructive termination would be paid by the Company monthly over a 12-month period unless otherwise required by or mutually-agreed upon due to tax considerations.  Cash payments due to the Named Executive Officers upon a change in control would be paid by the Company in a lump sum.

(2)          These benefits were computed based on the monthly medical and welfare benefits, auto allowances, and financial planning allowances for the Named Executive Officers as of December 31, 2008 multiplied by the number of months over which such benefits are to continue beyond such executives’ employment termination.

(3)          Value on vesting of stock options is calculated by multiplying the difference between stock option exercise prices and $30.70, the closing price of our common shares on the NYSE on December 31, 2008, by the number of common shares underlying unvested stock options as of December 31, 2008.  Value on restricted share vestings is calculated by multiplying the number of shares subject to vesting as of December 31, 2008 by $30.70.

(4)          The gross-up payments do not take account of mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation.  The amounts in the table are based on an excise tax rate of 20%, a Federal income tax rate of 35%, a Medicare tax rate of 1.45% and a state income tax rate of 7.0%.  While the employment agreements of Mr. Griffin, Mr. Waesche and Mr. Taylor provide for reimbursement of parachute excise taxes and related tax gross-ups, we determined that no excise taxes were due for such executives in the periods used in the computation.

Equity Compensation Plan Information

The table below provides information as of December 31, 2008 regarding our compensation plans under which equity securities are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods and services.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-average	Future Issuance Under
	be Issued Upon Exercise	Exercise Price of	Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans (Excluding
	Warrants and Rights	Warrants and Rights	Securities in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,949,319	$25.96	2,712,828	(1)
Equity compensation plans not approved by security holders	—	N/A	—

Total	1,949,319	$25.96	2,712,828

(1) Represents awards available to be issued under the 2008 Omnibus Equity and Incentive Plan; the Plan provides for a maximum of 2,900,000 shares of the Registrant’s common shares of beneficial interest to be issued in the form of share options, share appreciation rights, deferred share awards, restricted share awards, unrestricted share awards, performance shares, dividend equivalent rights and other equity-based awards and for the granting of cash-based awards.

Report of the Audit Committee

The Audit Committee of Corporate Office Properties Trust’s Board of Trustees is comprised of the three Trustees named below.  Each of the Trustees meets the independence and experience requirements of the New York Stock Exchange and satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees.  The Board of Trustees has determined that Kenneth D. Wethe is an “audit committee financial expert” as defined by the Securities and Exchange Commission.  The Audit Committee adopted and, in September 2006, the Board of Trustees approved, a charter outlining the Audit Committee’s practices.  A copy of the charter is available in the investor relations section of the Company’s Internet website in the subsection entitled “Corporate Governance.”  The Audit Committee’s charter is also available in print to any shareholder upon request.  To the extent modifications are made to the Audit Committee’s charter, such modifications will be reflected on the Company’s Internet website.

Management is responsible for the Company’s financial statements, financial reporting process, internal financial controls, compliance with legal and regulatory requirements and ethical behavior.  The Company’s independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s consolidated financial statements with generally accepted accounting principles, the fairness of the presentation of the Company’s financial statement schedule and the effectiveness of the Company’s internal control over financial reporting.  The Company’s internal audit function is responsible for, among other things, helping to evaluate and improve the effectiveness of risk management, control and governance processes, and being a resource to assist in improving the Company’s operations.  The role of the Audit Committee is to oversee these activities.

Management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the Committee received periodic updates provided by management, the internal audit function and the independent registered public accounting firm at each regularly scheduled Committee meeting.  At the conclusion of the process, management provided the Committee with a report on the effectiveness of the Company’s internal control over financial reporting, and represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of December 31, 2008 based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Committee also reviewed Management’s Report on Internal Control over Financial Reporting contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K).  The Report of Independent Registered Public Accounting Firm related to the audit of: (1) the consolidated financial statements and financial statement schedule included in Form 10-K; and (2) the effectiveness of internal control over financial reporting.  The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2009.

The Audit Committee met with the Company’s accounting and financial management team, the internal audit function and the independent registered public accounting firm to review the Company’s annual and quarterly periodic filings containing annual and quarterly consolidated financial statements prior to the Company’s submission of such filings to the Securities and Exchange Commission.  In addition, the Audit Committee met with the internal audit function and with the independent registered public accounting firm without the presence of management.

Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2008 were prepared in accordance with generally accepted accounting principles.  The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, which addresses communication between audit committees and independent registered public accounting firms.  The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by Public Company Oversight Board Rule 3526, which addresses independence discussions between auditors and audit committees.  The Audit Committee also held discussions with the independent registered public accounting firm regarding their independence from the Company and its management and considered whether the independent registered public accounting firm’s provision of audit and non-audit services provided to the Company during 2008 was compatible with maintaining the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the Company’s audited consolidated financial statements for the year ended December 31, 2008 be included in the Company’s 2008 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.  This report is provided by the following independent Trustees, who constitute the Audit Committee.

AUDIT COMMITTEE

Kenneth D. Wethe, Chairman
Robert L. Denton
Steven D. Kesler

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for the years ended December 31, 2008 and 2007.  PwC also provided the Company with other auditing and advisory services.  We are cognizant of the need for PwC to maintain its independence and objectivity in order to effectively serve in its role as our independent registered public accounting firm.  As a result, our Audit Committee restricted the services for which PwC can be engaged to those services that could not impair or appear to impair PwC’s independence and objectivity.  In making this determination, the Audit Committee contemplates the nature of the services, the benefits that PwC performing such services brings both to the services and to their audit and PwC’s proposed cost for providing such services.

The Audit Committee has procedures in place regarding the pre-approval of all services provided by PwC.  Specifically, the Company’s Management contacts the Audit Committee Chairman regarding the potential need for a service from PwC.  PwC then provides an engagement letter to management pertaining to the service, which management reviews for the service description and proposed fee.  Once management agrees with the engagement letter, it forwards the engagement letter to the Audit Committee Chairman.  The Audit Committee Chairman then reviews the engagement letter for the criteria described in the previous paragraph and if, based on such review, he approves of the terms of the engagement letter, he forwards the letter to the other Audit Committee members requesting that they respond within a certain period of time should they not approve of the engagement letter.  If the Audit Committee Chairman does not hear timely responses to the contrary, the Audit Committee Chairman is authorized to approve the engagement letter on behalf of the Audit Committee.  All fees paid to PwC in 2008 were approved by the Audit Committee in accordance with this policy.

For the years ended December 31, 2008 and 2007, we incurred the approximate fees and expenses set forth below with PwC:

	2008	2007

Audit fees (1)	$826,775	$651,373
Audit-related fees (2)	50,438	134,079
Tax fees (3)	100,300	89,624
All other fees (4)	—	—

Total	$977,513	$875,076

(1)          Audit fees include fees billed for services rendered in connection with audits of (i) our consolidated financial statements and financial schedule included in Form 10-K and (ii) the effectiveness of the Company’s internal control over financial reporting, as well as reviews of quarterly consolidated financial statements included in Forms 10-Q.  These fees totaled $760,175 in 2008 and $631,256 in 2007.  Audit fees also include issuances of comfort letters on filings associated with share offerings and consents on registration statements.

(2)          Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but not included in (1) above.  This category includes fees for the audit of the financial statements of our employee retirement savings plan, audits of financial statements of acquired properties and consulting on financial accounting and reporting.

(3)          Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning in 2008 and 2007.

(4)          All other fees consist of fees billed for products or services not included in the above categories.  No such fees were incurred in 2008 or 2007.

None of the fees reflected above were approved by the Audit Committee pursuant to the “de-minimis exception” in Rule 2-01 of Regulation S-X.

We expect that PwC will serve as our independent registered public accounting firm for 2009, though we have asked that our shareholders ratify PwC’s service as discussed under Proposal 2 below.  We expect that a representative of PwC will be present at the 2009 Annual Meeting.  The representative will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions.

Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected and appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2009.  Although ratification by shareholders is not required by law or by our By-Laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance.  Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

Vote Required.  If a quorum is present at the 2009 Annual Meeting, the vote of a majority of the votes cast at a meeting at the Meeting will be required to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.  Abstentions and broker non-votes will have no effect on the proposal.

The Board of Trustees recommends a vote “FOR” approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require that we disclose late filings of initial reports of share ownership and reports of changes in share ownership by our Trustees, officers and greater than 10% shareholders.  Our Trustees, officers and greater than 10% shareholders are required by those rules to furnish us with copies of the reports of share ownership (and changes in share ownership) they file with the Securities and Exchange Commission.  Based solely on our review of the copies of such reports received by us and other information provided by these parties, we believe that during the year ended December 31, 2008, our Trustees, officers and greater than 10% shareholders filed all required reports on a timely basis with the following exception:

•                  Randall Griffin, President and Chief Executive Officer, failed to file on a timely basis one report on Form 4 relating to restricted common shares acquired on February 28, 2008; a Form 4 was filed relating to this transaction on March 6, 2008.

Code of Ethics; Review and Approval of Related Party Transactions

The Company has a Code of Business Conduct and Ethics for all employees and Trustees and a Code of Ethics for Financial Officers.  These codes of ethics documents are available in the investor relations section of the Company’s Internet website in the subsection entitled “Corporate Governance.”  The Company’s Internet website address is www.copt.com.  We intend to make available on our Internet website any future amendments or waivers to our Code of Business Conduct and Ethics and Code of Ethics for Financial Officers within four business days after any such amendments or waivers.  In addition, shareholders may request a copy of these codes of ethics documents, free of charge, by making this request in writing to the Vice President and Treasurer, at ir@copt.com or at our mailing address.

Our Code of Business Conduct and Ethics mandates that the Audit Committee must review and approve any “related party transaction,” as defined by relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).  In considering the transaction, the Audit Committee will consider all relevant factors, including, among others, our business rationale for entering into the transaction, any potential alternatives to entering into the transaction, whether the transaction is on terms that would be comparable to those available to third parties and the overall fairness of the transaction to the Company.

In general, either management or the affected Trustee or executive officer will bring the matter to the attention of either the chairman of the Audit Committee or our Senior Vice President, Secretary and General Counsel.  If a member of the Audit Committee is involved in the transaction, he will be recused from all discussions and decisions about the transaction.  The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

We earned fees from unconsolidated joint ventures totaling approximately $268,000 in 2008 for property management, construction and leasing services performed.

Annual Report on Form 10-K

We will provide without charge to each person solicited by this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission.  You must make this request in writing to our Vice President and Treasurer, at ir@copt.com or at our mailing address set forth on the first page of this proxy statement.

CORPORATE OFFICE PROPERTIES TRUST

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 14, 2009

9:30 a.m.

Corporate Office Properties Trust
6711 Columbia Gateway Drive
Suite 300
Columbia, Maryland 21046

From 95 South: Take 95 South to exit 41B (MD-175 W). Take the Columbia Gateway Drive ramp and turn onto Columbia Gateway Drive. At second traffic light, make left to 6711 Columbia Gateway Drive.

From 95 North: Take 95 North to exit 41B (MD-175 W). Take the Columbia Gateway Drive ramp and turn onto Columbia Gateway Drive. At second traffic light, make left to 6711 Columbia Gateway Drive.

From Baltimore-Washington International Airport: Take I95 West and merge into 95 South via exit 4B. Exit to MD-175 W via exit 41B. Take the Columbia Gateway Drive ramp and turn onto Columbia Gateway Drive. At second traffic light, make left to 6711 Columbia Gateway  Drive.

Corporate Office Properties Trust 6711 Columbia Gateway Drive, Suite 300 Columbia, MD 21046-2104	proxy

This proxy is solicited by the Board of Trustees for use at the Annual Meeting on May 14, 2009.

The common shares you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Randall M. Griffin and Roger A. Waesche, Jr., and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

00066441

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET — www.eproxy.com/ofc Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 13, 2009.

PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 13, 2009.

MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF TRUSTEES RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Trustees Recommends a Vote FOR Items 1 and 2.

1.	Election of Trustees:	01 Jay H. Shidler 02 Clay W. Hamlin, III 03 Thomas F. Brady	04 Robert L. Denton 05 Douglas M. Firstenberg 06 Randall M. Griffin	07 Steven D. Kesler 08 Kenneth S. Sweet, Jr. 09 Kenneth D. Wethe	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm				☐ For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.